                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-12

                            The Clorox Company
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                 [CLOROX LOGO]

                               THE CLOROX COMPANY

                                   ---------

                         NOTICE OF 2000 ANNUAL MEETING
                                PROXY STATEMENT
                                      AND
                          ANNUAL FINANCIAL STATEMENTS

                                 -------------

                               ANNUAL MEETING OF
                                  STOCKHOLDERS
                               NOVEMBER 15, 2000

--------------------------------------------------------------------------------

                                 [CLOROX LOGO]

                               THE CLOROX COMPANY
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON NOVEMBER 15, 2000

The Annual Meeting of Stockholders of The Clorox Company, a Delaware corporation (the "Company"), will be held at 9:00 A.M. on Wednesday, November 15, 2000, at the offices of the Company, 1221 Broadway, Oakland, California, for the following purposes:

    1. To elect a board of eleven directors to hold office until the next annual election of directors;

    2. To ratify the selection of Deloitte & Touche LLP, certified public accountants, for the fiscal year ending June 30, 2001; and

    3. To transact such other business as may properly come before the meeting or any adjournment thereof.

The board of directors has fixed the close of business on September 18, 2000 as the record date for determining the stockholders entitled to notice of, and to vote at, the meeting and any adjournment thereof. A list of such stockholders will be available at the time and place of the meeting and, during the ten days prior to the meeting, at the office of the Secretary of the Company at 1221 Broadway, Oakland, California.

A copy of the Company's Annual Report for the fiscal year ended June 30, 2000 is included with this mailing.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING. EVEN IF YOU PLAN TO ATTEND THE MEETING, WE HOPE THAT YOU WILL READ THE ENCLOSED PROXY STATEMENT AND THE VOTING INSTRUCTIONS ON THE ENCLOSED PROXY CARD, AND THEN VOTE
(1) BY COMPLETING, SIGNING, DATING AND MAILING THE PROXY CARD IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE, OR (2) BY CALLING THE TOLL-FREE NUMBER LISTED ON THE PROXY CARD, OR (3) VIA THE INTERNET AS INDICATED ON THE PROXY CARD. THIS WILL NOT LIMIT YOUR RIGHT TO ATTEND OR VOTE AT THE MEETING.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          [SIGNATURE]

                                          PETER D. BEWLEY,
                                          SENIOR VICE PRESIDENT -- GENERAL
                                          COUNSEL AND SECRETARY

September 29, 2000

                               THE CLOROX COMPANY
                                 1221 BROADWAY
                           OAKLAND, CALIFORNIA 94612

                                PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of The Clorox Company, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company, to be held at 9:00 A.M. on November 15, 2000 at the above offices of the Company (the "Annual Meeting").

THE PROXY

A stockholder giving the enclosed proxy may revoke it at any time before it is used by giving written notice of revocation to the Secretary of the Company or by voting in person at the Annual Meeting.

VOTING AT THE ANNUAL MEETING

All share numbers in this proxy statement give effect to the two-for-one stock split declared July 20, 1999, effected in the form of a stock dividend paid August 23, 1999 on all shares of the Company's common stock, $1.00 par value (the "Common Stock"), outstanding as of the close of business on July 30, 1999.

The only voting securities of the Company are its shares of Common Stock, of which 235,529,715 shares were outstanding and entitled to vote at the close of business on September 18, 2000. Only stockholders of record at the close of business on September 18, 2000 are entitled to vote at the Annual Meeting. The holders of the Common Stock are entitled to one vote per share on each matter submitted to a vote of stockholders.

The holders of a majority of the issued and outstanding Common Stock, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting or any adjournment thereof. Abstentions and broker non-votes are counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions are not counted as votes cast on the proposed election of directors, but will have the same legal effect as a vote against the proposed ratification of the appointment of independent auditors. Broker non-votes are not counted as votes cast on any matter to which they relate.

This proxy statement and the accompanying proxy are first being sent or given to stockholders on or about September 29, 2000.

PROPOSAL NO. 1:
NOMINEES FOR ELECTION AS DIRECTORS

At the Annual Meeting, eleven persons will be elected as members of the board of directors, each for a one-year term. The Nominating Committee of the board of directors has nominated the eleven persons listed below for election at the Annual Meeting. All of such nominees were elected at the Company's Annual Meeting of Stockholders held on November 17, 1999, except Mr. Christoph Henkel.

The proxies given to the proxyholders will be voted or not voted as directed and, if no direction is given, will be voted FOR these eleven nominees. The board of directors knows of no reason why any of these nominees should be unable or unwilling to serve. However, if for any reason any nominee should be unable or unwilling to serve, the proxies will be voted for the election of such other person to the office of director as the board of directors may nominate in the place of such nominee. Directors will be elected by a plurality of the shares represented and voting at the meeting.

Certain information with respect to each nominee appears on the following pages, including age, period or periods served as a director, position (if any) with the Company, business experience during at least the past five years and directorships of other publicly-owned corporations.

            ------------------------------------------------------------------------------------
            NAME, PRINCIPAL OCCUPATION                                           DIRECTOR
            AND OTHER INFORMATION                                                 SINCE
            ------------------------------------------------------------------------------------

            DANIEL BOGGAN, JR. Senior Vice President, the National
            Collegiate Athletic Association.                                       1990

            Mr. Boggan became Senior Vice President of the National
            Collegiate Athletic Association in 1996, after having been
            Group Executive Director for Education Services for the
            National Collegiate Athletic Association since November
            1994. Previously, he had been Vice Chancellor for business and administrative services at the University of
            California at Berkeley since 1986. Prior to that, he served several cities and two counties as a senior manager. Mr.
            Boggan is a director of Payless Shoesource, Inc. and serves          [PHOTO]
            on various local boards. Age: 54.

            ------------------------------------------------------------------------------------

            ELAINE L. CHAO Distinguished Fellow, The Heritage
            Foundation.                                                            1999

            Ms. Chao is a Distinguished Fellow at The Heritage
            Foundation (tax-exempt public policy institute) and Chairman of the Asian Studies Center Advisory Council. Prior to that,
            Ms. Chao was President and Chief Executive Officer of United
            Way of America (non-profit charitable organization) from
            1992 to 1996. Previously, she was also Director
            of the Peace Corps (world's largest volunteer organization)
            and Deputy Secretary of the U.S. Department of
            Transportation. Ms. Chao is a director of Dole Food Company,         [PHOTO]
            Inc., Northwest Airlines, Inc., and HCA -- The Health Care
            Co. Age: 47.

            ------------------------------------------------------------------------------------

            TULLY M. FRIEDMAN Chairman and Chief Executive Officer,
            Friedman, Fleischer & Lowe LLC.                                        1997

            Mr. Friedman is the Chairman and Chief Executive Officer of
            Friedman, Fleischer & Lowe LLC (private investment firm).
            Prior to that, Mr. Friedman was a founding partner of
            Hellman & Friedman (private investment firm) and a managing director and general partner of Salomon Brothers, Inc. He is a director of Levi Strauss & Co., Mattel,
            Inc., McKesson HBOC, Inc., Archimedes Technology Group, and
            Brand Farm. He is also a Trustee of the American Enterprise          [PHOTO]
            Institute. Age: 58.

            ------------------------------------------------------------------------------------

            ------------------------------------------------------------------------------------
            NAME, PRINCIPAL OCCUPATION                                           DIRECTOR
            AND OTHER INFORMATION                                                 SINCE
            ------------------------------------------------------------------------------------

            CHRISTOPH HENKEL Vice-Chairman of the Shareholders' Commit-tee, Henkel KGaA.

            Mr. Henkel is a Vice-Chairman of the Shareholders' Committee
            of Henkel KGaA, Duesseldorf, Germany (manufacturer of
            household products and chemicals) and co-chairman of
            privately held Cineville Inc. (Los Angeles-based film
            production company). He is currently a
            director of Head Sports AG and a general partner of Dunton
            LLC and Page One LLC, both real estate development firms.
            His business experience includes general management
            positions at Interpublic Company, Nestle S.A. and Henkel             [PHOTO]
            KGaA. He is a member of the Henkel family, which controls
            Henkel KGaA, and is nominated pursu-
            ant to an understanding between the Company and Henkel KGaA
            (see Certain Relationships and Transactions, page 9 below).
            Age: 42.

            ------------------------------------------------------------------------------------

            JUERGEN MANCHOT Vice-Chairman of the Shareholders' Commit-
            tee, Henkel KGaA.                                                      1989

            Dr. Manchot is a Vice-Chairman of the Shareholders'
            Committee of Henkel KGaA, Duesseldorf, Germany (manufacturer of household products and chemicals). He is a member of the
            Henkel family, which controls Henkel KGaA, and is nominated pursuant to an understanding between the Company and Henkel
            KGaA (see Certain Relation-
            ships and Transactions, page 9 below). Age: 63.                      [PHOTO]

            ------------------------------------------------------------------------------------

            ROBERT W. MATSCHULLAT Former Vice Chairman and Chief
            Financial Officer of The Seagram Company Ltd.                          1999

            Mr. Matschullat was the Vice Chairman and Chief Financial
            Officer of The Seagram Company Ltd. (global company engaging in two business segments: entertainment and spirits and
            wine) until his retirement in June 2000. Prior to joining
            The Seagram Company Ltd. in 1995, Mr. Matschullat served as head of worldwide banking for Morgan Stanley
            & Co. Incorporated, and was one of six management members of
            the Morgan Stanley Group board of directors. He is a                 [PHOTO]
            director of LivePerson, Inc. Age: 52.

            ------------------------------------------------------------------------------------

            ------------------------------------------------------------------------------------
            NAME, PRINCIPAL OCCUPATION                                           DIRECTOR
            AND OTHER INFORMATION                                                 SINCE
            ------------------------------------------------------------------------------------

            DEAN O. MORTON Retired Executive Vice President and Chief
            Operating Officer, Hewlett-Packard Company.                            1991

            Mr. Morton was the Executive Vice President, Chief Operating
            Officer and a director of Hewlett-Packard Company
            (manufacturer of computer systems and test and measurement instruments) until his retirement in 1992. Mr. Morton is a director of ALZA Corp., BEA Systems, Inc., Cepheid,
            KLA-Tencor Corporation, and Pharsight Cor-
            poration. He is a trustee of the State Street Research group of mutual funds, and a director of State Street Research
            Portfolios, Inc. and the Metropolitan Series Fund, Inc. Age:         [PHOTO]
            68.

            ------------------------------------------------------------------------------------

            KLAUS MORWIND Executive Vice President, Personally Liable
            Associate, and Member of Management Board, Henkel KGaA.                1995

            Dr. Morwind is Executive Vice President, Personally Liable
            Associate and a member of the Management Board of Henkel
            KGaA, Duesseldorf, Germany (manufacturer of household
            products and chemicals). He joined Henkel KGaA in 1969 and held several management positions before assuming his
            current responsibility. Dr. Morwind is
            nominated pursuant to an understanding between the Company
            and Henkel KGaA (see Certain Relationships and Transactions,         [PHOTO]
            page 9 below). Age: 57.

            ------------------------------------------------------------------------------------

            LARY R. SCOTT Executive Vice President, Arkansas Best
            Corporation.                                                           1989

            Mr. Scott was elected as Executive Vice President of
            Arkansas Best Corporation (holding company with a
            multi-industry composition) in January 1996. Previously, he had been Chairman and Chief Executive Officer of WorldWay
            Corporation from May 1993 until January 1996. Prior to that,
            Mr. Scott was President and Chief Executive Officer of
            Consolidated Freightways, Inc. (worldwide transportation
            company). Age: 64.                                                   [PHOTO]

            ------------------------------------------------------------------------------------

            ------------------------------------------------------------------------------------
            NAME, PRINCIPAL OCCUPATION                                           DIRECTOR
            AND OTHER INFORMATION                                                 SINCE
            ------------------------------------------------------------------------------------

            G. CRAIG SULLIVAN Chairman of the Board and Chief Executive
            Officer of the Company.                                                1992

            Mr. Sullivan has been Chairman of the Board and Chief
            Executive Officer of the Company since July 1, 1992.
            Previously, he was Vice Chairman and Chief Executive Officer
            (May-June, 1992); Group Vice President (1989-1992); Vice
            President -- Household Products (1984-1989); and Vice
            President -- Food Service Products
            (1981-1984). He joined the Company in 1971. Mr. Sullivan is
            a director of Levi Strauss & Co. Age: 60.                            [PHOTO]

            ------------------------------------------------------------------------------------

            C. A. (AL) WOLFE Retired President, U.S. Division, DDB
            Needham Worldwide, and President, Al Wolfe Associates, Inc.            1991

            Mr. Wolfe is the President of Al Wolfe Associates, Inc., a
            marketing and advertising consulting firm. He is the retired
            President of the U.S. Division of DDB Needham Worldwide, a
            major advertising agency. Previously, Mr. Wolfe had been
            Executive Vice President of N.W. Ayer and Executive Vice
            President and General Manager of Wells, Rich,
            Greene advertising agencies. Age: 68.                                [PHOTO]

            ------------------------------------------------------------------------------------

ORGANIZATION OF THE BOARD OF DIRECTORS

The board of directors has established five standing committees: the Executive Committee, the Finance Committee, the Audit Committee, the Nominating Committee, and the Employee Benefits and Management Compensation Committee. The Finance, Audit, Nominating, and Employee Benefits and Management Compensation Committees consist only of non-management, independent directors.

EXECUTIVE COMMITTEE. The Executive Committee, consisting of directors John W. Collins, Ursula Fairchild, Friedman, Manchot, Morton, Edward L. Scarff and Sullivan, is delegated all of the powers of the board of directors except certain powers reserved by law to the full board. Mr. Collins, Ms. Fairchild and Mr. Scarff are retiring as directors, and their terms on the board of directors and all committees thereof will expire at the Annual Meeting. In addition to being available to meet between regular board meetings on occasions when board action is required but the convening of a full board is impracticable, the Executive Committee is authorized to handle special assignments as requested from time to time by the board. The Executive Committee held no meetings during fiscal year 2000.

FINANCE COMMITTEE. The Finance Committee consists of directors Boggan, Collins, Friedman, Manchot, Matschullat, Morton, Morwind and Scarff and, working with the Company's finance and operating personnel, considers and recommends to the board major financial policies and actions of the Company. The Finance Committee held 4 meetings during fiscal year 2000.

AUDIT COMMITTEE. The Audit Committee, composed of directors, Matschullat, Scarff, Scott and Wolfe, is the principal link between the board and the Company's independent public accountants. The Audit Committee operates in accordance with a charter (attached as Appendix A) under which it makes recommendations to the board regarding selection and employment of the Company's independent auditors and, working with the Company's internal and external auditors, monitors internal audit and control procedures. The Audit Committee held 5 meetings during fiscal year 2000.

NOMINATING COMMITTEE. Directors Boggan, Chao, Fairchild, Scarff and Wolfe are members of the Nominating Committee. The Nominating Committee identifies and recommends to the board of directors prospective candidates to be considered as nominees for election to the board. The Nominating Committee will consider board nominee recommendations by stockholders which are submitted in writing to the Company's Secretary, together with biographical and business experience information regarding the nominee and other information that is required by
Article II, Section 11 of the Company's by-laws. The Nominating Committee held 4 meetings during fiscal year 2000.

COMPENSATION COMMITTEE. The Employee Benefits and Management Compensation Committee (the "Compensation Committee") consists of directors Fairchild, Friedman, Manchot, Morton and Scott. The Compensation Committee establishes and monitors the policies under which compensation is paid or awarded to the Company's executive officers, determines executive compensation, grants stock options, restricted stock, performance units and other cash or stock awards under the Company's executive incentive compensation and stock incentive plans, and reviews pension and other retirement plans for adequacy and compliance with applicable regulations. The Compensation Committee held 4 meetings during fiscal year 2000.

The board of directors held nine meetings during fiscal year 2000. All directors attended at least 75% of the meetings of the board and committees of which they were members during fiscal year 2000.

Non-management directors received an annual fee of $30,000 for the 2000 fiscal year. In addition, each non-management director received $1,000 for each board meeting attended and $1,000 for each committee meeting attended. The chairperson of each committee received an additional $3,000 annual fee. In addition, each non-management director is entitled to receive $1,000 per day for any special assignment requested of any such director by the board. Mr. Collins received a special assignment fee of $1,000 in January 2000. No other special assignment fees were paid in fiscal year 2000. Directors may elect to defer all or a part of this compensation pursuant to the terms of the Company's Independent Directors' Stock-Based Compensation Plan (the "Directors' Stock-Based Compensation Plan"). Management directors receive no extra compensation for their service as directors.

Under the Directors' Stock-Based Compensation Plan, a director may annually elect to receive all or a portion of her or his annual retainer and meeting fees in the form of cash, Common Stock, deferred cash or deferred stock units. In addition, each non-employee director also receives an annual grant of $10,000 of deferred stock units. Interest accrues on deferred cash amounts at an annual interest rate equal to Wells Fargo Bank's prime lending rate in effect on January 1 of each year (8.50% at January 1, 2000). Each deferred stock unit represents a hypothetical share of Common Stock, and a participant's deferred stock unit account is increased by Common Stock dividends paid by the Company. Upon termination of service as a director, the amounts accrued for the director under the Directors' Stock-Based Compensation Plan are paid out in cash and/or Common Stock in five annual installments or, at the director's election, in one lump sum payment of cash and/or Common Stock.

Pursuant to the Company's 1993 Directors' Stock Option Plan (the "Directors Stock Option Plan"), each non-management director received a grant of stock options covering 2,000 shares of Common Stock during fiscal year 2000 and will receive a grant covering 2,000 shares of Common Stock in subsequent fiscal years for which she or he continues to serve as a director. In addition, Ms. Elaine Chao received an initial grant of stock options covering 8,000 shares of Common Stock during fiscal year 2000 in connection with joining the board of directors. Stock options under the 1993 Directors' Stock Option Plan vest in two equal installments on each of the first two anniversary dates of the grant date and have an exercise price equal to the fair market value on the grant date.

Other than the non-management director fees, the deferred stock unit grants under the Directors' Stock-Based Compensation Plan, and the stock option grants under the Directors' Stock Option Plan, directors who are not employees of the Company do not receive any additional form of direct compensation, nor do they participate in any of the Company's employee benefit plans.

BENEFICIAL OWNERSHIP OF VOTING SECURITIES

The following table shows, as of July 31, 2000, the holdings of Common Stock by
(i) any entity or person known to the Company to be the beneficial owner of more than 5% of the Common Stock, (ii) each director and each of the six individuals named in the Summary Compensation Table on page 13 (the "Named Officers"), and
(iii) all directors and executive officers of the Company as a group:

NAME OF                             AMOUNT AND NATURE OF
BENEFICIAL OWNER(1)                 BENEFICIAL OWNERSHIP(2)    PERCENT OF CLASS(3)
-------------------                 -----------------------    -------------------
HC Investments, Inc.(4)                    62,845,700                   27%
Anthony W. Biebl                              284,744                    *
Daniel Boggan, Jr.                             11,248                    *
Elaine L. Chao                                  4,000                    *
John W. Collins                                67,000                    *
Ursula Fairchild                               36,000                    *
Tully M. Friedman                              44,600                    *
Christoph Henkel(5)                                 0                    *
Gerald E. Johnston                            273,268                    *
Peter N. Louras(6)                             78,729                    *
Juergen Manchot                                23,000                    *
Robert W. Matschullat                           6,648                    *
Dean O. Morton                                 27,000                    *
Klaus Morwind                                  16,600                    *
Glenn R. Savage                                79,424                    *
Edward L. Scarff                               39,000                    *
Lary R. Scott                                  33,080                    *
Frank A. Tataseo                              245,313                    *
G. Craig Sullivan                           1,597,718                    *
C. A. (Al) Wolfe                               19,000                    *
All directors and executive
officers as a group (34
persons)(7)                                 4,391,783                  1.9%

---------

NOTES:

*   Does not exceed 1% of the outstanding shares.

(1) Correspondence to all executive officers and directors of the Company may be mailed c/o the Company to 1221 Broadway, Oakland, California 94612. The address of HC Investments, Inc. is 1105 North Market Street, Suite 1300, Wilmington, Delaware 19801.

(2) Each beneficial owner listed has sole voting and dispositive power (or shares such power with her or his spouse) concerning the shares indicated. These totals include the following number of shares of Common Stock which such persons have the right to acquire through stock options exercisable within 60 days of July 31, 2000: Mr. Sullivan -- 1,469,392;
    Mr. Johnston -- 242,512; Mr. Louras -- 26,376; Mr. Biebl -- 229,516;
    Mr. Tataseo -- 220,868; Mr. Savage -- 69,034; Mr. Boggan -- 9,400;
    Ms. Chao -- 4,000; Mr. Friedman -- 11,000; Mr. Matschullat -- 4,000;
    Dr. Morwind -- 15,000;

    Mr. Wolfe -- 11,000; each of the other non-employee directors -- 19,000; and all directors and executive officers as a group -- 3,739,989. The numbers in the table above do not include the following number of shares of Common Stock which the executive officers have the right to acquire upon the termination of their service as employees pursuant to vested performance units granted between April 1996 and June 1998: Mr. Sullivan -- 47,768;
    Mr. Louras -- 24,072; and all executive officers as a group -- 63,836. The numbers in the table above do not include the following numbers of shares of Common Stock which the executive officers have the right to acquire upon the termination of their service as employees pursuant to deferred stock units granted in December 1995 in exchange for the cancellation of certain restricted stock, and through deferred stock unit dividends thereon:
    Mr. Sullivan -- 83,116; Mr. Johnston -- 16,296; Mr. Biebl -- 14,096;
    Mr. Tataseo -- 11,942; and all executive officers as a group -- 183,164. The numbers in the table above do not include the following number of shares of Common Stock which the non-employee directors have the right to acquire upon the termination of their service as directors pursuant to deferred stock units granted under the Directors' Stock-Based Compensation Plan:
    Mr. Boggan -- 5,793; Ms. Chao -- 756; Mr. Collins -- 3,877;
    Ms. Fairchild -- 15,405; Mr. Friedman -- 3,306; Dr. Manchot -- 4,116;
    Mr. Matschullat -- 831; Mr. Morton -- 5,581; Dr. Morwind -- 6,772;
    Mr. Scarff -- 32,709; Mr. Scott -- 8,044; and Mr. Wolfe -- 4,165.

(3) On July 31, 2000, there were 235,502,838 shares of Common Stock outstanding.

(4) Indirect wholly-owned U.S. subsidiary of Henkel KGaA of Duesseldorf, Germany (manufacturer of household products and chemicals).

(5) Mr. Henkel is a first time nominee for director.

(6) Mr. Louras is a former Group Vice President. He ceased to be an executive officer of the Company on March 1, 2000, and, therefore, his holdings are not included in the totals for "all directors and executive officers as a group."

(7) Pursuant to Rule 3b-7 under the Securities Exchange Act of 1934, executive officers include the Company's CEO, President and all Vice Presidents in charge of a principal business unit, division or function.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

The Company and Henkel KGaA are parties to a June 1981 letter agreement (as amended in July 1986 and March 1987, the "Letter Agreement"), relating to ownership by Henkel KGaA of Common Stock and representation on the Company's board of directors. The Letter Agreement assures Henkel KGaA of the right to nominate for election to the board a minimum of two representatives so long as Henkel KGaA beneficially owns at least 5% of the outstanding shares of Common Stock. Under the Letter Agreement, Henkel KGaA's maximum permitted ownership of Common Stock without consultation with the Company is limited to 30%, and Henkel KGaA has affirmed that it considers its investment in the Company as long-term and its role in the Company as that of a significant minority stockholder without an active role in the management of the Company.

The Company and Henkel KGaA have entered into certain joint manufacturing, marketing and product development arrangements in the United States and internationally, either directly or through affiliates or joint venture collaboration. No such arrangements, either individually or in the aggregate, were material to the Company or Henkel KGaA during fiscal year 2000.

During fiscal year 1995, in connection with joining the Company, Frank A. Tataseo, Vice President -- Sales of the Company, received a five-year $150,000 mortgage loan without interest from the Company, which he repaid in November 1999. During fiscal year 2000, in connection with joining the Company, Wayne L. Delker, Vice President -- Research and Development, received a five-year $150,000 mortgage loan without interest from the Company, which remained outstanding at the end of the fiscal year.

EMPLOYEE BENEFITS AND MANAGEMENT COMPENSATION
COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The membership of the Compensation Committee consists entirely of directors who have never been employees of the Company (see page 6).

COMPENSATION PHILOSOPHY

The Compensation Committee determines executive compensation levels and policies designed to:

    - Motivate each executive toward the achievement of the Company's short and long-term goals, as reflected in its strategic business plans.

    - Be competitive with comparable organizations.

    - Ensure that a significant proportion of each executive's total compensation be at-risk incentive compensation in order to emphasize the relationship between pay and performance, both Company performance and the individual's contributions to the Company's results.

    - Align the interests of executives with those of stockholders through the use of equity-based incentive awards.

COMPENSATION OF EXECUTIVE OFFICERS. The key components of the executive compensation program are base annual salary, annual short-term incentive awards in the form of stock or cash under the Company's 1996 Executive Incentive Compensation Plan (the "EIC Plan"), and long-term incentive awards in the form of stock options and performance units under the Company's 1996 Stock Incentive Plan (the "Stock Incentive Plan"). The Compensation Committee regularly compares executive compensation to a compensation comparator group, as described below. The compensation guidelines are determined by the Compensation Committee based upon competitive data collected from the compensation comparator group and internal ranking within the executive officer group. General targeted competitive levels for base annual salary and annual, at-risk short-term incentive awards are the 50th percentile of such compensation comparator group. General targeted competitive levels for at-risk, long-term compensation are also the 50th percentile with opportunities at the 75th percentile of such compensation comparator group for superior financial performance. There is opportunity for the executive officers to earn more than the targeted levels if the Company's performance exceeds the measures discussed in this report and less when performance falls below the targeted levels.

BASE ANNUAL SALARY. Base annual salaries for executive officers are determined by the following factors: (1) parity to market; (2) the individual's performance; (3) promotions resulting in increases in responsibility; and
(4) equity in relationship to other executive positions within the Company. With the assistance of the Company's compensation consulting firm, surveys are conducted of benchmark positions in the compensation comparator group, 21 other peer companies, most of which compete with the Company in one or more of its primary businesses or compete with the Company for management talent. Those which are not direct competitors are in closely-related fields. The Compensation Committee takes into account both the size and performance of the Company relative to the size and performance of the companies in the compensation comparator group. It also considers the competitiveness of the entire compensation package of the Company's executive officers compared to the compensation comparator group. The Compensation Committee regularly reviews the composition of the compensation comparator group and updates the group periodically. For fiscal year 2000, the Compensation Committee established target salaries for executive officers which approximated the 50th percentile or median level of benchmarked positions with the compensation comparator group. An individual executive officer's actual salary versus the established target salary depends upon the executive officer's performance, as judged by her or his immediate superior and the chief executive officer. The chief executive officer's performance is judged by the Compensation Committee. The performance of the other five executive officers who serve as members of the management executive committee is judged by the chief executive officer and the Compensation Committee together.

EXECUTIVE INCENTIVE COMPENSATION PLAN. For fiscal year 2000, the EIC Plan established a linkage between the annual bonus awards and both the Company's performance and the performance of the executive officers. The Compensation Committee believes that awards under the EIC Plan should include a reward for superior performance and an element of adverse consequences for poor financial results, including no EIC Plan award funding for the Company's financial performance component described below unless the Company achieves corporate financial performance measures previously established by the Compensation Committee.

For the EIC Plan, the Compensation Committee divided the executive officer group into two subcategories: the executive officers who serve as members of the management executive committee and the other executive officers. As of June 30, 2000, the six executive officers serving as members of the management executive committee were G. Craig Sullivan, Chairman of the Board and Chief Executive Officer, Gerald E. Johnston, President and Chief Operating Officer, Peter D. Bewley, Senior Vice President -- General Counsel and Secretary, Lawrence S. Peiros, Group Vice President, Richard T. Conti, Group Vice President, and Karen
M. Rose, Group Vice President -- Chief Financial Officer. For the management executive committee members, 75% of the EIC Plan award was determined by achieving corporate financial performance measures previously established by the Compensation Committee based on a computation consisting of targeted operating margin level, asset turnover rate and net sales growth. Although sales, profit and operating margin were all up versus prior year, the Company did not reach the internal corporate financial measures that were established at the beginning of fiscal year 2000. The management executive committee members therefore received no payment with respect to the corporate portion of their EIC award.

The remaining 25% of the EIC Plan award was based on achieving pre-established individual objectives related to goals that may not be measured by traditional accounting tools, including completion of the Company's 2005 strategic plan and the integration of the First Brands acquisition. Individual objectives and the weight given each individual objective were the same for the members of the management executive committee.

The target EIC Plan award for the management executive committee members ranged from 50-80% of base annual salary at June 30, 2000 (100% for the chief executive officer) if the corporate financial performance and individual objectives were achieved. The maximum EIC Plan award was 100%-160% of base annual salary at June 30, 2000 (200% for the chief executive officer) if the goals were substantially exceeded, and the minimum EIC Plan award was 0 if the goals came in substantially lower than the targets. All EIC Plan awards are determined by the chief executive officer and the Compensation Committee or, in the chief executive officer's case, by the Compensation Committee. Although performance against the individual objectives described above would have warranted payment of EIC Plan awards to the members of the management executive committee, the members requested, and the Compensation Committee exercised its discretion to determine, that no awards be made and that the cash amounts otherwise earned be added to the overall incentive pool for distribution to the rest of the Company's bonus eligible employees. The EIC Plan awards to members of the executive officer group, other than the management executive committee members, were determined based on (i) the same corporate financial performance measures as the management executive committee; and (ii) achieving individual objectives, including, for operating division officers, operating division financial performance measures and other individual objectives, and for staff executive officers, individual objectives, such as the achievement of selected strategic goals and the successful development of human resources. Individual objectives and the weight given each individual objective varied from person to person depending on job responsibilities. The target EIC Plan award for these other members of the executive officer group was 40%-60% of base annual salary at June 30, 2000 if goals were achieved up to a maximum of 80%-120% if the goals were substantially exceeded and down to a minimum of 0 if the goals came in substantially lower than the targets. While no award was made to the non-management executive committee executive officers with respect to the corporate measures, they received special non-EIC Plan cash awards from the augmented general incentive pool described above.

LONG-TERM COMPENSATION. A major goal of the Compensation Committee is to create strong alignment between the executive officers and stockholders. This alignment is achieved through the design of incentive plans and through actual stock ownership. In furtherance of this goal, the Compensation Committee approved a 3-year grant to all executive officers in May 1999, intended to replace smaller grants in 1999, 2000 and 2001. In light of the fiscal year 1999 long-term grant, long-term compensation was awarded only to executive officers receiving promotions or increases in responsibility during fiscal year 2000, or in other special circumstances. Those awards consisted of stock options and performance units issued at market and/or at a premium to market price on the date of the grant.

The Compensation Committee has endorsed target stock ownership levels by executive officers to be achieved within five years of becoming an executive officer. The levels are the equivalent of four times base annual salary for the chief executive officer and the president, three times base annual salary for the other executive officers who serve as members of the management executive committee, and two times base annual salary for other executive officers. No stock options will be counted in determining ownership levels, which will be based on shares of Common Stock held, including restricted stock, performance shares, performance units and shares held via The Clorox Company Employee Retirement Investment Plan, a profit sharing plan with 401(k) features. All executive officers have achieved their target stock ownership levels, except those who have not yet reached five years' tenure.

BENEFITS. The Company provides various employee benefit programs to its executive officers, including medical and life insurance benefits, retirement benefits, an employee stock purchase plan and The Clorox Company Employee Retirement Investment Plan. Except for the Supplemental Executive Retirement Plan and the Nonqualified Deferred Compensation Plan described on page 19, these benefit programs are generally available to all employees of the Company.

CHIEF EXECUTIVE OFFICER COMPENSATION.  The Compensation Committee increased
Mr. Sullivan's base annual salary on October 1, 1999 from $900,000 to $950,000. In determining the amount of Mr. Sullivan's salary increase for fiscal year 2000, the Compensation Committee took into consideration the Company's overall performance for fiscal year 1999. The Company's achievements for fiscal year 1999 included a total stockholder return of 47%, and completion of the First Brands merger, including a significant portion of the integration work, while delivering financial results that exceeded plan. Mr. Sullivan's salary increase was also determined based on parity to the median level of comparable positions in the compensation comparator group and his tenure as chief executive officer.

Mr. Sullivan's EIC Plan award for fiscal year 2000 was based upon the weighted corporate financial performance measures (75%) and individual objectives (25%) established by the Compensation Committee as described above. Based on these measures and objectives, Mr. Sullivan's performance would have warranted a payment of $296,900. As noted above, Mr. Sullivan and the other members of the management executive committee requested the Compensation Committee to exercise its discretion not to make awards in order to increase the incentive pool available for distribution to the rest of the Company's bonus eligible employees.

The Compensation Committee did not treat Mr. Sullivan's EIC Plan award differently from other members of the management executive committee.

ONGOING REVIEW OF COMPENSATION. The Company's compensation consulting firm conducts an ongoing review of the Company's existing executive compensation programs for the Compensation Committee to continue to ensure the programs support the future direction of the Company and the principles on which executive compensation is based. The Compensation Committee reserves the right to select and/or to meet independently with any consultant at its discretion. The Compensation Committee has access to and reviews independent compensation data relating to executive compensation at other companies. The Compensation Committee has developed performance goals, which have been approved by the Company's stockholders, to qualify the bulk of the EIC Plan awards and all stock-based long-term compensation to the five highest paid executive officers for exclusion from the federal $1 million tax deductibility limit pursuant to
Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee's policy seeks to balance the interests of the Company in maintaining flexible incentive plans and how the Company benefits from the compensation package paid to any executive officer against the possible loss of a tax deduction when taxable compensation for any of the five highest paid executive officers exceeds $1 million per year.

Dean O. Morton, Chair            Juergen Manchot
Ursula Fairchild                 Lary R. Scott
Tully M. Friedman

                    (Members of the Compensation Committee)

COMPENSATION INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee for the prior fiscal year were directors Fairchild, Friedman, Manchot, Morton and Scott. None of these persons is or has been an officer or employee of the Company or any of its subsidiaries. In addition, there are no Compensation Committee interlocks between the Company and other entities involving the Company's executive officers and board members who serve as executive officers of such entities.

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation for each of the last three fiscal years earned by or paid or awarded to the chief executive officer of the Company, the four other most highly compensated executive officers of the Company and Peter N. Louras, who ceased to be an executive officer on March 1, 2000 (the "Named Officers").

                                                                                        LONG-TERM COMPENSATION
                                                                                ---------------------------------------
                                                                                          AWARDS
                                                                                --------------------------
                                                 ANNUAL COMPENSATION            RESTRICTED    SECURITIES      PAYOUTS
                                        -------------------------------------     STOCK       UNDERLYING     ----------
                                                                OTHER ANNUAL     AWARD(S)      OPTIONS/         LTIP
                                         SALARY      BONUS      COMPENSATION    ($)(1)(2)        SARS         PAYOUTS
NAME AND PRINCIPAL POSITION    YEAR       ($)        ($)(1)        ($)(2)         (3)(4)       (#)(2)(4)     ($)(4)(5)
---------------------------  --------   --------   ----------   -------------   ----------   -------------   ----------
G. Craig Sullivan..........    2000     $937,500   $        0      $63,030       $     0               0     $  198,421
Chairman of the Board and      1999     $875,000   $1,186,000      $     0       $     0       1,200,000     $4,009,779
Chief Executive Officer        1998     $781,250   $1,117,000      $     0       $     0               0     $  114,337

Gerald E. Johnston.........    2000     $537,499   $        0      $     0       $     0               0     $   43,317
President and Chief            1999     $410,417   $  419,600      $     0       $     0         372,800     $  751,817
Operating Officer              1998     $313,750   $  340,400      $     0       $     0               0     $   11,638

Peter N. Louras............    2000     $375,000   $   76,200      $     0       $     0               0     $   39,418
Former Group Vice              1999     $347,500   $  321,400      $     0       $     0         184,200     $  995,257
President                      1998     $320,000   $  340,400      $     0       $     0               0     $   15,406

Anthony W. Biebl...........    2000     $276,667   $  198,100      $     0       $     0          10,200     $   10,534
Senior Vice President --       1999     $255,000   $  179,000      $     0       $     0          82,400     $  461,741
Product Supply                 1998     $237,500   $  200,500      $     0       $19,959               0     $    7,148

Frank A. Tataseo...........    2000     $267,000   $  178,500      $     0       $     0          10,200     $   10,625
Senior Vice President --       1999     $250,000   $  180,800      $     0       $     0          80,800     $  513,670
Sales                          1998     $250,000   $  158,200      $     0       $15,757               0     $    7,951

Glenn R. Savage............    2000     $242,500   $  138,000      $     0       $     0          40,000     $    7,600
Vice President -- General      1999     $213,000   $  165,800      $     0       $     0          75,200     $  115,766
Manager, Glad Products         1998     $184,766   $  130,500      $     0       $     0          20,170     $      896


                               ALL OTHER
                             COMPENSATION
NAME AND PRINCIPAL POSITION     ($)(6)
---------------------------  -------------
G. Craig Sullivan..........    $ 67,994
Chairman of the Board and      $149,754
Chief Executive Officer        $200,761
Gerald E. Johnston.........    $ 31,052
President and Chief            $ 58,367
Operating Officer              $ 70,705
Peter N. Louras............    $ 20,658
Former Group Vice              $ 52,562
President                      $ 74,376
Anthony W. Biebl...........    $ 15,289
Senior Vice President --       $ 35,882
Product Supply                 $ 47,649
Frank A. Tataseo...........    $ 14,808
Senior Vice President --       $ 31,963
Sales                          $ 48,078
Glenn R. Savage............    $ 13,534
Vice President -- General      $ 26,880
Manager, Glad Products         $ 31,852

---------

(1) Pursuant to the EIC Plan, in fiscal year 1998, executive officers were able to elect some or all of their annual bonus plan awards in Common Stock rather than cash. Those executive officers electing stock received a premium equal to 10% of the gross amount elected to be paid in Common Stock based on the fair market value on September 1, 1998. Such stock awards are subject to transfer restrictions for two years from the date of grant or the premium will be forfeited. The premium is included in the Restricted Stock Awards column in the Long-Term Compensation portion of this table. The net number of shares and value of the EIC Plan annual bonus amounts paid in Common Stock awards, after deductions to the base awards made for income tax purposes, were as follows for fiscal year 1998, -- 0 shares ($0) for Messrs. Sullivan, Louras, Johnston and Savage; base award -- 2,120 shares ($101,230) and premium -- 418 ($19,959) for Mr. Biebl; and base award -- 1,638 ($78,214) and premium -- 330 ($15,757) for Mr. Tataseo. The bonus amounts include a holiday bonus of $200 per person in each year for fiscal years 1998 and 1999. The holiday bonus was discontinued in fiscal year 2000.

(2) Amounts include awards earned for the years indicated. To continue its objective of focusing the executive officers on creation of stockholder value and in anticipation of the expiration of fiscal year 1996 awards, the Compensation Committee approved a new 3-year grant of stock options and performance units to all executive officers in fiscal year 1999. Other Annual Compensation did not exceed the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for any Named Officer with the exception of Mr. Sullivan. He received perquisites with a value of $63,030, broken out as follows: use of corporate transportation ($57,262); cellular phone ($1,768) and financial planning ($4,000).

(3) The value of all restricted stock awards set forth in the table above was determined by multiplying the fair market value of the Common Stock on the date of grant by the number of shares awarded. As of June 30, 2000, the number and value of aggregate restricted stock award holdings, based on the fair market value of $44.8125 on June 30, 2000, were as follows: 0 shares ($0) for Messrs. Sullivan, Johnston and Louras; 418 shares ($18,732) for
    Mr. Biebl; 330 shares ($14,788) for Mr. Tataseo; and 3,872 shares ($173,514) for Mr. Savage. Dividends are paid on shares of restricted stock awarded commencing from the date of grant.

(4) In the event of a "change of control," "business combination," or complete liquidation or dissolution of the Company, all restrictions on restricted stock and performance units end and all stock options become exercisable. A change of control generally will be deemed to occur if any person or entity becomes the beneficial owner, directly or indirectly, of a specified percentage of the then outstanding shares of Common Stock or has, directly or indirectly, a specified percentage of the combined voting power of the then outstanding securities entitled to vote for directors. For all persons or entities other than Henkel KGaA, the specified percentage is 20%. For Henkel KGaA, the specified percentage is that agreed to between the Company and Henkel KGaA pursuant to the Letter Agreement, which currently is 30%. See "Certain Relationships and Transactions" on page 9. A business combination generally will be deemed to occur in the event of a reorganization, merger or sale of substantially all of the assets of the Company, subject to certain exceptions. A feature of the Stock Incentive Plan is the stock withholding election, pursuant to which a recipient may elect to have the Company withhold shares of Common Stock to pay any withholding tax liability that arises when the restrictions on the restricted stock are released or when non-qualified stock options are exercised, respectively. In both cases, the value of shares which may be withheld is based on the per share price of the Common Stock on the Composite Transactions Report for the New York Stock Exchange on the last business day before the withholding is made.

(5) The amounts reflect dividends received from deferred stock units granted in December 1995 and from performance units granted between April 1996 and September 1999. In addition, the amounts for fiscal year 1999 include the value of performance units granted between April 1996 and March 1998, which vested on June 30, 1999. Based on their value on the earliest settlement date of August 17, 1999, the number and value of the vested performance units granted between April 1996 and March 1998 were as follows: 95,536 units ($3,881,150) for Mr. Sullivan; 18,184 units ($738,725) for
    Mr. Johnston; 24,072 units ($977,925) for Mr. Louras; 11,168 units ($453,700) for Mr. Biebl; 12,424 units ($504,725) for Mr. Tataseo, and 2,800 units ($113,750) for Mr. Savage.

(6) Except for amounts received under the Nonqualified Deferred Compensation Plan, the amounts shown in the column are pursuant to programs provided to salaried employees generally and represent actual Company contributions under the Company's Employee Retirement Investment Plan and the Nonqualified Deferred Compensation Plan, and term life insurance premiums paid by the Company for the benefit of each respective Named Officer, respectively, in the following amounts: for fiscal year 2000, $4,800, $58,899 and $4,295 for Mr. Sullivan; $5,800, $23,907 and $1,345 for Mr. Johnston; $5,800, $14,117
    and $741 for Mr. Louras; $5,800, $8,864 and $625 for Mr. Biebl; $5,800,
    $8,618 and $390 for Mr. Tataseo; and $5,800, $7,443 and $291 for
    Mr. Savage; for fiscal year 1999, $11,200, $137,304 and $1,350 for
    Mr. Sullivan; $11,950, $45,667 and $750 for Mr. Johnston; $11,950, $40,049
    and $563 for Mr. Louras; $12,200, $22,735 and $947 for Mr. Biebl; $12,920,
    $18,491 and $552 for Mr. Tataseo; and $12,200, $14,354 and $326 for
    Mr. Savage; for fiscal year 1998, $11,200, $188,361 and $1,200 for
    Mr. Sullivan; $11,950, $58,267 and $488 for Mr. Johnston; $11,950, $61,938
    and $488 for Mr. Louras; $11,950, $35,049 and $650 for Mr. Biebl; $19,310,
    $28,281 and $487 for Mr. Tataseo; and $11,950, $19,629 and $273 for
    Mr. Savage.

OPTIONS AND STOCK APPRECIATION RIGHTS

The following tables show options and stock appreciation rights ("SARs") granted or exercised during fiscal year 2000 to or by the Named Officers, and the value of the options and SARs held by the Named Officers at the end of fiscal year 2000.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                                                                           POTENTIAL REALIZABLE VALUE AT
                                                                                              ASSUMED ANNUAL RATES OF
                                                                                            STOCK PRICE APPRECIATION FOR
                                                         INDIVIDUAL GRANTS                         OPTION TERM(3)
                                             ------------------------------------------   --------------------------------
                                               % OF TOTAL
                               NUMBER OF        OPTIONS/
                              SECURITIES          SARS
                              UNDERLYING       GRANTED TO     EXERCISE OR
                             OPTIONS/SARS     EMPLOYEES IN     BASE PRICE    EXPIRATION
NAME                         GRANTED(#)(1)   FISCAL YEAR(2)   ($/SHARE)(1)    DATE(1)      0%(4)      5%(4)       10%(4)
----                         -------------   --------------   ------------   ----------   --------   --------   ----------
G. Craig Sullivan..........          0           --               --            --           --         --          --

Gerald E. Johnston.........          0           --               --            --           --         --          --

Peter N. Louras............          0           --               --            --           --         --          --

Anthony W. Biebl...........      1,400             0.05%         $43.2500     09/15/10      -0-      $ 38,080   $   96,501
                                 1,400             0.05%         $47.5750     09/15/10      -0-      $ 41,888   $  106,151
                                 1,400             0.05%         $54.0625     09/15/10      -0-      $ 47,599   $  120,626
                                 6,000             0.19%         $67.3828     12/31/06      -0-      $254,260   $  644,345

Frank A. Tataseo...........      1,400             0.05%         $43.2500     09/15/10      -0-      $ 38,080   $   96,501
                                 1,400             0.05%         $47.5750     09/15/10      -0-      $ 41,888   $  106,151
                                 1,400             0.05%         $54.0625     09/15/10      -0-      $ 47,599   $  120,626
                                 6,000             0.19%         $67.3828     12/31/06      -0-      $254,260   $  644,345

Glenn R. Savage............     40,000              1.3%         $35.7812     04/26/10      -0-      $900,105   $2,281,044

---------

(1) In fiscal year 1999, the Compensation Committee approved three-year front loaded grants to each executive officer. The stock option grants continued the Compensation Committee's past practice of targeting overall compensation to the 50th percentile of comparable positions from the compensation comparator group (as described in the Compensation Committee Report on page
    9). The Compensation Committee granted additional stock options (the "Additional Stock Options") to each executive officer which would have the possibility of lifting the executive officer's stock-based compensation component from the 50th to the 75th percentile. In fiscal year 2000, long term incentive compensation was awarded only to those executive officers receiving a promotion or increase in responsibility or in other special circumstances. Messrs. Biebl and Tataseo were promoted during the year. Their fiscal year 2000 awards enhanced the grants they received in fiscal year 1999, keeping their long term incentive compensation in line with the targets described above. Except for the Additional Stock Options, the stock options awarded to Messrs. Biebl and Tataseo in fiscal year 2000 had ten-year lives, and one-third of the number of option shares will vest on each of June 30, 2001, 2002, and 2003. Option shares vesting on June 30, 2001 have an exercise price of $43.25, the fair market value on the option grant date. Option shares vesting on June 30, 2002 and 2003 have exercise prices of $47.575 and $54.0625, premiums of 10% and 25%, respectively, over the $43.25 fair market value on the option grant date. The Additional Stock Options will vest in six years, on June 30, 2006, but could vest earlier based on the relative total stockholder return (stock price appreciation plus dividends paid) of the Common Stock measured against the total stockholder return of an index of stocks of a financial comparator group of 24 consumer products companies. If, on average, the Company's total stockholder return is at or above the 75th percentile relative to the stockholder return of the financial comparator group as measured at the end of fiscal year 2001, 50 percent of the Additional Stock Options will vest on June 30, 2001. If, on average, the Company's total stockholder return is at or above the 75th percentile relative to the stockholder returns of the financial comparator group as measured at the end of fiscal year 2002, 100 percent (or 50 percent if 50 percent vested on June 30, 2001) of the Additional Stock Options will vest on June 30, 2002. Any Additional Stock Options that vest on June 30, 2001 or June 30, 2002, will not expire until May 6, 2009. Any Additional Stock Options that vest on June 30, 2006 will expire on December 31, 2006. The stock options granted to Mr. Savage in fiscal year 2000 have a ten-year life, and one half of the number of option shares will vest on each of June 30, 2001 and June 30, 2002. The options have an exercise price of $35.78125, the fair market value on the date of grant. In the event of a "change of control" (as described in footnote (4) to the Summary Compensation Table on page 14), all stock options become exercisable.

(2) The total number of options/SARs granted to employees of the Company in fiscal year 2000 represented 3,079,896 shares of Common Stock. The potential realizable value (excluding dividends) of such options at assumed annual rates of appreciation of 5% and 10% from the dates of their respective grants to the end of the option terms using the appropriate prices above would be $76,429,210 and $193,686,625, respectively.

(3) The 5% and 10% assumed rates of appreciation are shown in response to requirements of the rules of the Securities and Exchange Commission. There can be no assurance that the market value of the Common Stock will appreciate in the assumed manner. The column reflecting no appreciation in market value is intended for illustrative purposes only. The market value of the Common Stock on September 15, 1999 and April 26, 2000, the dates of grant of the above options, was $43.25 and $35.78 per share, respectively.

(4) Based on the fair market value of $44.8125 of the outstanding shares of Common Stock on June 30, 2000 and not including dividends, the potential realizable value at assumed annual rates of Common Stock appreciation of 5% and 10% for a ten-year period for all stockholders would be $7,040,707,711 and $17,842,535,697, respectively. The potential realizable value at assumed annual rates of appreciation of 5% and 10% on the options of the Named Officers from the date of grant to the end of the ten-year option terms would be $1,663,758 and $4,216,291, respectively. Thus, the Named Officers' potential realizable value as a percentage of all stockholders' gain would be 0.02% in the event of a 5% assumed annual rate of appreciation and 0.02% in the event of a 10% assumed annual rate of appreciation. Further, the potential realizable value of all employee options as a percentage of all stockholders' gain would be 1.09% in the event of a 5% assumed annual rate of appreciation and 1.09% in the event of a 10% assumed annual rate of appreciation over the ten-year option terms.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                           NUMBER OF SECURITIES
                                                          UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED
                                                          OPTIONS/SARS AT FY-END   IN-THE-MONEY OPTIONS/SARS
                          SHARES ACQUIRED      VALUE         (#) EXERCISABLE/      AT FY-END ($) EXERCISABLE/
NAME                      ON EXERCISE(#)    REALIZED($)      UNEXERCISABLE(1)         UNEXERCISABLE(1)(2)
----                      ---------------   -----------   ----------------------   --------------------------
G. Craig Sullivan.......            0                0      1,469,392/1,200,000       $     36,414,864/$0
Gerald E. Johnston......            0                0          242,512/372,800       $      5,742,088/$0
Peter N. Louras.........      416,640       $8,805,320           51,376/184,200       $      1,054,814/$0
Anthony W. Biebl........       11,928       $  380,019           229,516/92,600       $  6,190,264/$2,188
Frank A. Tataseo........            0                0           220,868/91,000       $  5,808,865/$2,188
Glenn R. Savage.........            0                0           66,644/117,590       $1,514,098/$382,163

---------

(1) The number of shares covered and the value of the unexercisable options listed relate to stock options granted under the 1987 Stock Option Plan or the 1996 Stock Incentive Plan. In the event of a "change of control," "business combination" or complete liquidation or dissolution of the Company (as described in footnote (4) to the Summary Compensation Table on page 14), all stock options become exercisable.

(2) The value of the unexercised options was determined by multiplying the number of shares subject to unexercised options on the fiscal year end, June 30, 2000, by $44.8125, the fair market value of the Common Stock on such date, minus the exercise price of each unexercised option.

LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

The table below reflects awards to the Named Officers during fiscal year 2000 under the 1996 Stock Incentive Plan. If conditions are met, such awards are redeemable in shares of Common Stock.

                               NUMBER OF SHARES, UNITS OR OTHER   PERFORMANCE OR OTHER PERIOD UNTIL MATURATION
NAME                                    RIGHTS (#)(1)                            OR PAYMENT (2)
----                           --------------------------------   --------------------------------------------
G. Craig Sullivan............                   0                                  --
Gerald E. Johnston...........                   0                                  --
Peter N. Louras..............                   0                                  --
Anthony W. Biebl.............               1,300                         6/30/02, 6/30/03 or Forfeited
Frank A.Tataseo..............               1,300                         6/30/02, 6/30/03 or Forfeited
Glenn R. Savage..............                   0                                  --

---------

(1) To continue its objective of focusing the executive officers on creation of stockholder value, the Compensation Committee approved a three-year grant of performance units to all executive officers in fiscal year 1999. In September 1999, Messrs. Biebl and Tataseo received grants in recognition of promotions received in fiscal year 2000. The September 1999 grants could vest on June 30, 2002 based on the relative total stockholder return (stock price appreciation plus dividends paid) of the Common Stock measured against two comparator groups: first, the total stockholder return of the companies included in Standard & Poor's 500 Stock Index and second, the total stockholder return of an index of stocks of the financial comparator group (as described in footnote (1) to the Options/SAR Grants Table on page 15). If the Company's total stockholder return is at or above the 60th percentile relative to the stockholder returns of the two groups as measured at the end of fiscal year 2002, the performance units will vest on that day. If the performance units do not vest on that date and the Company's total stockholder return is at or above the 50th percentile at the end of fiscal year 2003, the performance units will vest at that time. If, at the end of fiscal year 2003, the Company's total stockholder return is at or above the 40th percentile, but below the 50th percentile, half of the performance units will vest and the other half will be forfeited. If, at the end of fiscal year 2003, the Company's total stockholder return is below the 40th percentile, all of the performance units will be forfeited. The performance units are redeemable in an equal number of shares of Common Stock.

(2) In the event of a "change of control" (as described in footnote (4) to the Summary Compensation Table on page 14), all performance units become exercisable.

COMPARATIVE STOCK PERFORMANCE

The graph below compares the cumulative total stockholder return of the Common Stock for the last five fiscal years with the cumulative total return of the Standard & Poor's 500 Stock Index and a composite index composed of the Standard & Poor's Household Products Index and the Standard & Poor's Housewares Index for a five-year period ending June 30, 2000. The composite index is weighted based on market capitalization as of the end of each quarter during each of the last five years. The graph lines merely connect the prices on the dates indicated and do not reflect fluctuations between those dates.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

      THE CLOROX COMPANY  S & P 500  PEER GROUP
6/95              100.00     100.00      100.00
6/96              139.73     126.00      126.70
6/97              213.04     169.73      184.21
6/98              313.66     220.92      228.43
6/99              355.11     271.19      238.88
6/00              303.48     290.85      187.09

The foregoing report of the Compensation Committee of the board of directors on executive compensation and the performance graph that appears immediately above shall not be deemed to be soliciting material or to be filed under the Securities Act of 1933 or the Securities Exchange Act of 1934, or incorporated by reference in any document so filed.

PENSION BENEFITS

Pension benefits are paid to executive officers under three different plans: the Pension Plan, the Nonqualified Deferred Compensation Plan and the Supplemental Executive Retirement Plan ("SERP").

The Company's Pension Plan is a noncontributory "cash balance" defined benefit plan qualified under pertinent income tax laws. Essentially, all salaried employees, as well as nonunion hourly employees with at least one year of service, participate in the Pension Plan. Prior to July 1, 1996, benefits were calculated based on career average compensation. Effective July 1, 1996, participants in the plan accrue benefits equal to 3% of qualified earnings each year. Qualified earnings include base annual salary and bonus. Participants' benefits are adjusted each quarter by an interest factor. Participants meeting certain age and years of service levels will receive the greater of the benefits calculated under the career average compensation formula and the cash balance formula. Except for Mr. Tataseo and Mr. Savage, who will receive benefits calculated under the cash balance formula, each of the Named Officers met the age and years of service levels and will receive the greater of the benefits under the current and prior formulas. A participant is fully vested in her or his benefit after 5 years of service.

The Nonqualified Deferred Compensation Plan provides additional benefits equal to the employer-provided benefits that plan participants do not receive under the Pension Plan because of Internal Revenue Code limits. This plan has the same five-year vesting provision as the Pension Plan.

The purpose of the SERP is to provide executive officers a fixed objective of 55% of the average annual compensation for the three consecutive years of highest compensation. Compensation consists of base annual salary and the EIC Plan bonus. For the Named Officers, those amounts are shown in the salary and bonus columns of the Summary Compensation Table on page 13. There is a minimum service requirement of ten years. SERP benefits are offset by the annuity value of amounts received from primary social security, the Pension Plan and Company contributions to the Employee Retirement Investment Plan and Nonqualified Deferred Compensation Plan.

Assuming retirement at age 65, fiscal year 2000 annual base salary and bonus and no future increase in such compensation and an interest rate of 8%, the SERP benefits for the Named Officers will exceed benefits under the other plans. The retirement benefits shown in the table below are based on the SERP, calculated for an unmarried person, on a straight life annuity basis, based on retirement at age 65 with 15 or more years of service with the Company. They would be proportionately reduced for early retirement or for shorter years of service to a minimum of 10 years. Thus, the table below shows what would be received by the Named Officers under the three plans for pension benefits, taken collectively.

                                                                 15 OR MORE
COMPENSATION(1)                                               YEARS OF SERVICE
---------------                                               ----------------
$400,000....................................................     $  220,000
$500,000....................................................     $  275,000
$600,000....................................................     $  330,000
$700,000....................................................     $  385,000
$800,000....................................................     $  440,000
$900,000....................................................     $  495,000
$1,000,000..................................................     $  550,000
$1,100,000..................................................     $  605,000
$1,200,000..................................................     $  660,000
$1,300,000..................................................     $  715,000
$1,400,000..................................................     $  770,000
$1,500,000..................................................     $  825,000
$1,600,000..................................................     $  880,000
$1,700,000..................................................     $  935,000
$1,800,000..................................................     $  990,000
$1,900,000..................................................     $1,045,000
$2,000,000..................................................     $1,100,000
$2,100,000..................................................     $1,155,000
$2,200,000..................................................     $1,210,000
$2,300,000..................................................     $1,265,000

---------

(1) The number of years of credited service for each of the Named Officers are:
    Mr. Sullivan, 29; Mr. Johnston, 19; Mr. Louras, 20; Mr. Biebl, 19;
    Mr. Tataseo, 6; and Mr. Savage, 17.

EMPLOYMENT AGREEMENTS AND OTHER ARRANGEMENTS

The Company has entered into employment agreements with each of the Named Officers named in the Summary Compensation Table on page 13 above, other than Mr. Louras. The term of the employment agreement for Mr. Sullivan is five years, for Mr. Johnston is three years, and for Messrs. Biebl, Tataseo and Savage is two years. Such agreement terms are "evergreen" in that they maintain a five-year term, in the case of the chief executive officer, a three-year term, in the case of Mr. Johnston, and a two-year term in the case of Messrs. Biebl, Tataseo and Savage, unless either party gives five-years' notice of termination, in the case of the chief executive officer's employment agreement, three-years' notice of termination, in the case of Mr. Johnston's employment agreement, and two-years' notice of termination, in the case of Messrs. Biebl, Tataseo and Savage's employment agreements. The employment agreements are also terminable at any time by the Company for "Cause," as that term is defined in them, or "at will" by either the officer or the Company. In the case of an "at will" termination by the Company, an officer is entitled to receive annually severance benefits of his then current base salary, plus 75% of his target EIC Plan award for the previous fiscal year, for the length of the remaining term of his employment agreement, subject to offset for other earned income. The employee agreements provide that the officer is entitled to continue to participate in the Company's medical and dental insurance programs for the same period. In addition, the officer would receive a pro-rated EIC Plan award for the year in which termination occurs. Mr. Peter N. Louras's employment with the Company terminated effective July 1, 2000. In accordance with his employment agreement, he is receiving semi-monthly payments of $15,625 through February 28, 2003, which will be reduced by any other earned income, and he is entitled to continue participation in the Company's medical and dental insurance programs during the same time period.

The Company has entered into change of control agreements with each of the Named Officers, other than Mr. Louras. Within a three-year period, in the cases of Mr. Sullivan and Mr. Johnston, or a two-year period in the case of Messrs. Biebl, Tataseo and Savage, of a "change of control," "business combination" or complete dissolution or liquidation of the Company (as described in footnote (4) to the Summary Compensation Table on page 14), an officer may terminate his employment in the event of a reduction or elimination in rank, responsibilities, compensation or benefits, and he may also terminate his employment absent such reasons within a 30-day period following the first anniversary of the change of control. In the event of such termination, the officer will receive a lump sum amount equal to his then current base salary, plus 100% of his target EIC Plan award for the then current fiscal year, multiplied by the change of control benefit multiple under the change of control agreements. For Messrs. Sullivan and Johnston, such multiple is three, and for Messrs. Biebl, Tataseo and Savage, such multiple is two. In addition, an officer is entitled to continue to participate in the Company's medical and dental insurance programs for the remaining term of his change of control agreement. The officer would also receive a pro-rated EIC Plan award for the year in which termination occurs. If payments received under the change of control agreements are subject to tax under Section 4999 of the Internal Revenue Code of 1986, as amended (which deals with certain payments contingent on a change of control), the Company will make an additional payment to the officer in respect of such tax.

The Company has also entered into employment agreements and change of control agreements on similar terms with each of the other executive officers of the Company. The termination notice periods for these agreements range from three years to one year depending upon the executive officer's level in the organization and her or his tenure as an executive officer.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 and Securities and Exchange Commission regulations require the Company's directors, certain officers and greater than ten percent stockholders to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the Securities and Exchange Commission. The Company undertakes to file such forms on behalf of the reporting directors or officers pursuant to a power of attorney given to certain attorneys-in-fact. The reporting officers, directors and ten percent stockholders are also required by Securities and Exchange Commission rules to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of copies of such reports received or written representations from such executive officers, directors and ten percent stockholders, the Company believes that all Section 16(a) filing requirements applicable to its directors, executive officers and ten percent stockholders were complied with during fiscal year 2000, except the following: Mr. Tully M. Friedman filed a Form 4 in May 2000 to disclose sixteen purchase transactions made between May 1999 and March 2000 through trust accounts managed by an investment advisor with discretionary authority; Mr. Charles M. Couric filed a Form 4 in May 2000 to disclose a stock option exercise in March 2000;
Mr. Gregory S. Frank filed an amended Form 3 in August 2000 to disclose a stock option grant received before he became an executive officer that was inadvertently omitted from his Form 3 filing; Mr. Glenn R. Savage filed an amended Form 5 in September 2000 to disclose the disposition of shares in a stock withholding arrangement in connection with the release of restricted stock that was inadvertently omitted from his Form 5 filing; and Mr. Frank A. Tataseo filed a Form 5 in September 2000 to disclose a charitable stock gift that was previously not reported.

PROPOSAL NO. 2:
RATIFICATION OF CERTIFIED PUBLIC ACCOUNTANTS

The Audit Committee of the board of directors has recommended, and the board of directors has selected, Deloitte & Touche LLP, certified public accountants, for the fiscal year ending June 30, 2001. Deloitte & Touche LLP has been so engaged since 1957. During fiscal year 2000, Deloitte & Touche LLP examined the Company's consolidated financial statements, made limited reviews of the interim financial reports, reviewed filings with the Securities and Exchange Commission and provided general advice regarding related accounting matters.

Ratification of the selection of Deloitte & Touche LLP by stockholders is not required by law. However, as a matter of policy, such selection is being submitted to the stockholders for ratification at the Annual Meeting (and it is the present intention of the board of directors to continue this policy). The board of directors recommends the adoption of the following resolution which will be presented at the Annual Meeting:

       RESOLVED, that the stockholders of The Clorox Company hereby ratify the selection of Deloitte & Touche LLP, certified public accountants, for the fiscal year ending June 30, 2001.

The persons designated in the enclosed proxy will vote your shares FOR ratification unless instructions to the contrary are indicated in the enclosed proxy. If the stockholders fail to ratify the selection of this firm, the board of directors will reconsider the matter. The affirmative vote of a majority of the shares of Common Stock represented and voted at the Annual Meeting is required to ratify the selection of Deloitte & Touche LLP.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement should they desire to do so.

OTHER BUSINESS

The board of directors is not aware of any other matters to come before the Annual Meeting. If any matter not mentioned herein is properly brought before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment and Rule 14a-4 under the Securities Exchange Act of 1934.

OTHER INFORMATION

Consolidated financial statements for the Company are attached as Appendix B to this proxy statement and are included in the Annual Report on Form 10-K for the fiscal year ending June 30, 2000 filed with the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. A copy of the 2000 Form 10-K (excluding exhibits) may be obtained, without charge, by calling Clorox Shareholder Direct at 1-888-CLX-NYSE (259-6973) toll-free, 24 hours a day, seven days a week.

SOLICITATION OF PROXIES

The Company has not retained an outside firm in connection with the solicitation of the enclosed proxy. However, executive officers, directors and regular employees of the Company, who will receive no extra compensation for their services, may solicit proxies by telephone, facsimile or personal call.

STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

Stockholders who may wish to present proposals for inclusion in the Company's proxy material and for consideration at the 2001 annual meeting must submit such proposals in writing to the Secretary at the address shown on the top of the notice accompanying this proxy statement not later than June 1, 2001. Any proposal submitted with respect to the Company's 2001 Annual Meeting of Stockholders later than June 1, 2001 will be considered untimely for purposes of Rule 14a-4 under the Securities Exchange Act of 1934 if notice thereof is received by the Company later than September 6, 2001.

                                          By Order of the Board of Directors

                                          [SIGNATURE]

                                          Peter D. Bewley,
                                          SENIOR VICE PRESIDENT -- GENERAL
                                          COUNSEL AND SECRETARY

September 29, 2000

                                   APPENDIX A
                            AUDIT COMMITTEE CHARTER

ROLE AND INDEPENDENCE

The audit committee of the board of directors assists the board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of the corporation and such other duties as directed by the board. The membership of the committee shall consist of at least three directors who are generally knowledgeable in financial and auditing matters, including at least one member with accounting or related financial management expertise. Each member shall be free of any relationship that, in the opinion of the board, would interfere with his or her individual exercise of independent judgment. The committee is expected to maintain free and open communication (including private executive sessions at least annually) with the independent accountants, the internal auditors and the management of the corporation. In discharging this oversight role, the committee is empowered to investigate any matter brought to its attention, with full power to retain outside counsel or other experts for this purpose. This charter shall be reviewed and updated annually.

RESPONSIBILITIES

The audit committee's primary responsibilities include:

    - Primary input into the recommendation to the board for the selection and retention of the independent accountant that audits the financial statements of the corporation. In the process, the committee will discuss and consider the auditor's written affirmation that the auditor is in fact independent, will discuss the nature, rigor, and proposed scope of the audit process, receive and review all reports and will provide to the independent accountant full access to the committee (and the board) to report on any and all appropriate matters.

    - Guidance and oversight to the internal audit function of the corporation, including review of the organization, plans and results of such activity.

    - Review of financial statements (including quarterly reports) with management and the independent auditor. It is anticipated that these discussions will include quality of earnings, review of reserves and accruals, consideration of the suitability of accounting principles, review of highly judgmental areas, audit adjustments whether or not recorded and such other inquiries as may be appropriate.

    - Discussion with management and auditors on the quality and adequacy of the company's internal controls, policies, procedures and practices.

    - Discussion with management of the status of pending litigation, taxation matters, environmental issues and other areas of oversight to the legal and compliance area as may be appropriate.

    - Reporting on audit committee activities to the full board.

                                   APPENDIX B

MANAGEMENT'S DISCUSSION AND ANALYSIS

RESULTS OF WORLDWIDE OPERATIONS

CONSOLIDATED RESULTS

DILUTED EARNINGS PER SHARE increased to $1.64 from $1.03 and NET EARNINGS improved to $394 million from $246 million for the year ended June 30, 2000. The increase in earnings was principally due to an increase in net sales, cost savings and a reduction in merger, restructuring and asset impairment costs. The Company's results reflect the January 29, 1999 merger with First Brands Corporation ("First Brands"). The merger was accounted for as a pooling of interests and all historical financial information has been restated to include First Brands.

NET SALES increased by 2% from 1999 due to a 2% volume increase driven by product introductions and shipment gains in certain products. These gains were partly offset by volume losses in the Company's First Brands businesses resulting from decreased spending for trade promotional support, elimination of non-core, low-margin items, and changing the pricing structure for the cat litter business. Products introduced included CLOROX Disinfecting Spray and Wipes, LIQUID-PLUMR FOAMING PIPE SNAKE drain cleaner, MEADOW FRESH PINE-SOL cleaner, Ultra CLOROX liquid bleach, CLOROX FRESHCARE dry cleaning care, BRITA FILL & GO sports bottle, K C MASTERPIECE marinades and new lines of GLADWARE disposable container products. Volume growth was positively impacted by gains in shipments of HIDDEN VALLEY Ranch dressing, BRITA faucet-mount filter system, and KINGSFORD and MATCH LIGHT charcoal products; and the acquisition of the Bon Bril cleaning utensil and cleaning businesses; the growth was partially offset by declines in shipments of TILEX FRESH SHOWER daily shower cleaner.

Net sales in 1999 increased by 3% from 1998 due to volume increases in the Company's businesses (excluding lower sales from former First Brands businesses) and the acquisition of a business in Korea, partially offset by the unfavorable mix of certain products sold and currency devaluations. The lower First Brands sales were mainly the result of the elimination of inefficient trade promotion practices that had encouraged heavy stocking of inventory by trade customers in previous years. Record volumes were achieved for the following brands: CLOROX liquid bleach, FORMULA 409 cleaners, CLOROX CLEAN-UP cleaners, PINE-SOL cleaners, CLOROX toilet bowl cleaner, TILEX FRESH SHOWER daily shower cleaner, FRESH STEP and FRESH STEP SCOOP cat litters, KINGSFORD charcoal, HIDDEN VALLEY dressings and K C MASTERPIECE barbecue sauce. For 1999, significant launches included CLOROX ADVANTAGE liquid bleach, CLOROX FRESHCARE fabric refresher, and BRITA faucet-mounted water filters, all in the U.S., and CLOROX liquid bleach in Brazil.

COST OF PRODUCTS SOLD as a percentage of sales increased to 55.1% in 2000 from 54.5% in 1999 and 54.5% 1998. The increase in cost of products sold as a percentage of sales from the prior year was primarily due to higher raw material costs, start-up costs associated with the introduction of products and the charge of $4 million relating to the write down of the Company's fire logs inventories to their net realizable value. These increases were partially offset by cost savings initiatives and trade spending efficiencies in the former First Brands businesses. Starting in 2000, delivery costs are included in cost of products sold. Previously such costs were included in selling, delivery and administration expense but 1999 and 1998 amounts have now been reclassified for comparative purposes. Reporting delivery costs as cost of products sold had the impact of increasing cost of products sold, and decreasing gross margin, by six basis points in years 2000, 1999 and 1998.

Cost of products sold in 1999 reflects the result of numerous cost-savings projects, including improvements in line production in the U.S. Home Care and Cleaning businesses, which improved efficiencies by minimizing equipment change over costs, additional bottle-making capacity added during the year and improvements in the ARMOR ALL business. These savings offset the effect of writing off obsolete inventory related to the First Brands businesses totaling $8 million in 1999.

SELLING AND ADMINISTRATION EXPENSES, after reclassification of delivery costs as discussed above, declined by 5% in 2000 due to the on-going benefit of combining the former First Brands businesses with the Company; savings from lower commission expense primarily due to the consolidation of the Company's broker network; the consolidation of the Company's logistic network; and bringing sales and distribution activities in-house in major Latin America markets. Selling and administration expense increased 1% to $554 million in 1999 from $548 million in 1998 as the impact of continuing efficiencies exceeded the impact of inflation and salary rate increases.

ADVERTISING EXPENSE decreased by 2% in 2000 due to an 18% reduction in sales-promotion spending resulting from the elimination of inefficient promotion practices on First Brands products. A portion of this savings was re-invested in media spending which increased 15% compared with the prior year. Advertising expense declined by 3% in 1999 due to a reduction in sales-promotion spending on First Brands products that were determined to be ineffective and a shift in timing of new product advertising spending to 2000.

MERGER, RESTRUCTURING AND ASSET IMPAIRMENT COSTS of $36 million and
$180 million were recognized in 2000 and 1999, respectively. In 2000, the $36 million included $23 million of First Brands merger-related charges related to the consolidation of First Brands distribution centers, relocation, and retention bonuses paid to former First Brands employees; $11 million of restructuring and asset impairment related to the restructuring of the Company's Asia operations recognized in the fourth quarter of 2000; and $2 million of asset impairment losses recognized on property, plant and equipment related to the Company's fire logs business.

In 1999, the $180 million of merger costs included $36 million of merger-related charges recognized in connection with the First Brands merger, $53 million of other restructuring costs and $91 million of provisions for asset impairment. Restructuring activities in 1999 primarily related to the consolidation of administration and distribution functions; the reduction in employee headcount primarily at the First Brands' headquarters location in Danbury, Connecticut and at sales offices; and the termination of related leases and other contracts. Asset impairment losses recognized in 1999 were for the write-off of software development and other costs incurred in connection with the First Brands merger and the write-down to expected realizable value of certain of the Company's insecticide and international intangible assets.

INTEREST EXPENSE remained relatively flat year over year. Rising interest rates offset the effect of refinancing First Brands debt in the prior year. Interest expense decreased by $7 million in 1999, primarily as a result of refinancing First Brands debt.

OTHER EXPENSE, NET remained unchanged year over year. Lower amounts of equity earnings from affiliates and royalty income were mostly offset by decreased amortization of intangibles and higher interest income. Other expense, net increased in 1999 primarily due to higher amortization of intangibles; the effect of currency translation on certain international operations; and miscellaneous equipment write-downs related to production of CLOROX 2 liquid bleach.

THE CUMULATIVE EFFECT OF THE CHANGE IN ACCOUNTING PRINCIPLE of $7 million was recorded in 1998 by First Brands to expense previously capitalized costs related to business process re-engineering activities (in accordance with the Financial Accounting Standards Board Emerging Issues Task Force Issue No. 97-13).

THE EFFECTIVE TAX RATE was 36.7%, 42.8% and 37.1% in 2000, 1999 and 1998, respectively. The higher tax rate in 1999 was primarily attributable to the tax effect of merger, restructuring and asset impairment costs.

DILUTED EARNINGS PER SHARE increased to $1.64 in 2000 from $1.03 in 1999, primarily due to lower merger, restructuring and asset impairment costs and to improved earnings driven by volume growth and cost savings, all as described above. Merger, restructuring and asset impairment costs had the effect of reducing diluted earnings per share by $0.11 in 2000, compared with $0.60 in 1999. Diluted earnings per share decreased to $1.03 in 1999 from $1.43 in 1998, mostly due to merger, restructuring and asset impairment costs, partly offset by improved earnings in 1999 as compared to 1998, which was primarily attributable to volume growth and lower advertising expense, as described above.

SEGMENT RESULTS

U.S. HOUSEHOLD PRODUCTS AND CANADA

2000 vs. 1999: U.S. Household Products and Canada's 2000 net sales increased by 5% while earnings before tax decreased by 2% from 1999 due to higher product costs and advertising expenditures. The improvement in net sales reflected the positive impact resulting from the introduction of products which included CLOROX Disinfecting Spray and Wipes, LIQUID-PLUMR FOAMING PIPE SNAKE drain cleaner, MEADOW FRESH PINE-SOL cleaner, Ultra CLOROX liquid bleach, CLOROX FRESHCARE dry cleaning care, BRITA FILL & GO sports bottle, partially offset by declines in shipments of TILEX FRESH SHOWER daily shower cleaner. Higher resin and corrugated costs, start-up costs for product launches, a shift in product costs in the Brita business due to an increase in production of faucet-mount filter systems introduced in late 1999, and greater costs for additional components in the BRITA pitchers, all contributed to the increase in cost of products sold. Advertising expenditures also increased over the prior year due to the introduction of Ultra CLOROX liquid bleach and other new products.

1999 vs. 1998: U.S. Household Products and Canada's 1999 earnings before tax increased by 12% from 1998. This increase reflected higher net sales and lower cost of products sold. The 4% improvement in net sales reflected the positive impact achieved from record volumes for CLOROX liquid bleach, FORMULA 409 cleaners, CLOROX CLEAN-UP cleaners, PINE-SOL cleaners, CLOROX toilet bowl cleaner and TILEX FRESH SHOWER daily shower cleaner; and from significant product launches, including CLOROX ADVANTAGE liquid bleach and CLOROX FRESHCARE fabric refresher. Cost of products sold improved in 1999 compared with 1998 due to the result of numerous cost-savings projects, including line dedication in the U.S. Home Care and Cleaning business, and additional bottle-making capacity added during the year.

U.S. SPECIALTY PRODUCTS

2000 vs. 1999: U.S. Specialty Products' 2000 earnings before tax increased 10% over the prior year due to cost savings contributing to the increase in earnings despite a decline in net sales. Cost savings were achieved from shifting the manufacture of certain auto products from contract packers to Company facilities; eliminating unprofitable product lines from the First Brands businesses; reductions in inefficient coupon spending partially offset by increased focus on media spending; and efficiencies gained from integrating former First Brands businesses. These cost savings were partially offset by higher resin costs and a charge of $4 million relating to the write down of the Company's fire logs inventories to their net realizable value. Net sales decreased due to lower volumes from the former First Brands businesses offset by the favorable results of eliminating First Brand's inefficient trade-promotion spending practices. Sales volumes decreased in the auto care, GLAD and cat litter businesses due to the Company's strategic integration of former First Brands businesses. Auto care volumes declined due to the elimination of approximately one-half of the recently acquired STP product line to focus on more strategic and higher-margin products. Volumes in the GLAD business were lower than the prior year due to the elimination of non-core, low-margin items. Cat litter volumes also declined due to reducing the number of cat litter items, decreased spending on trade-promotion support and changing the pricing structure. This decline in volume was offset by higher volumes resulting from the introduction of K C MASTERPIECE marinades and new lines of GLADWARE disposable container products and gains in shipments of HIDDEN VALLEY Ranch dressing and KINGSFORD and MATCH LIGHT charcoal products.

1999 vs. 1998: U.S. Specialty Products' 1999 earnings before tax increased by 7% from 1998. This increase reflects higher net sales partially offset by higher costs and expenses. The improvement in net sales is attributable to record volumes achieved from FRESH STEP and FRESH STEP SCOOP cat litters, KINGSFORD charcoal, HIDDEN VALLEY dressings and K C MASTERPIECE barbecue sauce. This increase in net sales was partially offset by lower First Brands sales, due mainly to the negative impact of eliminating First Brands inefficient trade-promotional practices that had raised net sales in the prior years. Higher costs and expenses were partly due to the $8 million write off of obsolete inventory related to the First Brands businesses, offset somewhat by lower advertising expenses due to a reduction in sales promotion spending on First Brands products.

INTERNATIONAL OPERATIONS

2000 vs. 1999: International's 2000 earnings before tax increased by 35% from 1999, due mostly to a 4% increase in net sales as well as achieving cost savings from the integration of the sales force and distribution network in Latin America. Net sales reflect an 8% increase in volumes driven primarily by new product launches in Latin America and the acquisitions of the Bon Bril cleaning utensil businesses in Latin America and the Astra rubber glove business in Australia, partly offset by higher promotional spending.

1999 vs. 1998: International's 1999 earnings before tax decreased by 41% from 1998 mostly due to the impact of unfavorable exchange rates and weakened performance from the Company's international businesses, reflecting economic slowdowns in those geographic areas.

CORPORATE, INTEREST AND OTHER

2000 vs. 1999: Corporate, Interest and Other's earnings before tax improved by 23% from 1999 to 2000 mostly due to the impact of merger-related charges as discussed above and a decrease in pension costs resulting from changes in actuarial assumptions.

1999 vs. 1998: Corporate, Interest and Other's earnings before tax decreased 40% from 1998 to 1999 mostly due to merger-related charges.

FINANCIAL POSITION AND LIQUIDITY

CASH FLOWS FROM OPERATIONS

Cash provided by operations was $658 million in 2000, $588 million in 1999 and $417 million in 1998.

The increase in 2000 reflected higher earnings and increased working capital partially offset by the use of cash for taxes. Working capital changes from 1999 included increases in accounts receivable, inventories and prepaid expenses and other, and a decrease in accrued restructuring liabilities; these working capital increases were offset by increases in accounts payable and accrued liabilities. The 4% increase in accounts receivable over the prior year corresponded with a 5% increase in net customer sales in the fourth quarter. Higher inventory levels in 2000 reflected the impact from new product introductions, and a build of charcoal inventories due to unseasonably cool weather. Prepaid expenses and other increased mostly due to an Argentine forward-purchase agreement, which matures in 2001. Increases in accounts payable and accrued liabilities are partly attributable to higher purchases and accruals resulting from new product launches.

The increase in 1999 was due principally to decreased working capital requirements. Working capital changes from 1998 included decreases in accounts receivable (excluding the impact of $100 million from the Company's trade receivable financing program which was discontinued in 1999 and is classified as financing activities) and inventories, and an increase in accrued restructuring liabilities, which were offset partially by decreases in accounts payable and accrued liabilities. The increase in accounts receivable was principally due to the discontinued receivables financing program, offset by improved collections from the Company's international businesses and the effect of foreign exchange translation. These cash flow improvements were offset partially by an overall increase in June 1999 sales experienced by most of the Company's businesses. Lower inventory levels in 1999 reflect higher June sales, a decline in promotional activities, tighter management of back-up stocks and the implementation of a new international logistics strategy. Accrued restructuring liabilities include accruals for severance, lease and contract cancellation costs. Accrued liabilities decreased from 1998 primarily due to the timing of domestic promotional activities and a reduction in accruals associated with the acquisition of the ARMOR ALL business. Accounts payable decreased from 1998 primarily due to lower purchases resulting from First Brands' decreased June volume.

BORROWING INFORMATION

The Company's overall level of indebtedness (both short-term and long-term debt) decreased from $1,443 million at June 30, 1999 to $1,363 million at June 30, 2000.

In 2000, the Company reduced certain of its long-term financing agreements, entered into a $236 million Canadian dollar denominated commercial paper agreement that is hedged with a forward currency contract for the same amount, and entered into a 7.38% bank loan totaling $142 million with principal and interest due in March 2001.

In 1999, the Company terminated certain of its financing agreements that were in part offset by increases in commercial paper borrowings and a new financing arrangement completed during the year. In December 1998, the Company redeemed preference shares totaling $388 million, which were previously classified as short-term debt. In February 1999, the Company terminated First Brands' revolving credit facility agreement and related interest rate swap agreements. Costs associated with terminating the swap agreements were $3 million and were included in merger-related costs. In June 1999, the Company terminated its $100 million program to finance receivables. In 1999, the Company entered into a $200 million Deutsche mark denominated financing arrangement with private investors. As part of this financing transaction, the Company entered into a series of swaps with notional amounts, totaling $200 million, to eliminate foreign currency exposure risk generated by this Deutsche mark denominated obligation. The swaps effectively convert the Company's 2.9% fixed Deutsche mark obligation to a floating U.S. dollar rate of 90 day LIBOR less 278 basis points or an effective rate of approximately 4.1%. Dividends on the preference shares were classified as interest expense.

ACQUISITIONS

During 2000, the Company invested $120 million in new international businesses. These acquisitions included the Bon Bril cleaning utensil businesses in Colombia, Venezuela and Peru, the Agrocom S.A. distribution business in Argentina, an increase in ownership to 100% in Clorox de Colombia S.A., formerly Tecnoclor S.A., (previously 72% owned and fully consolidated), and the ASTRA rubber glove business purchased in Australia.

During 1999, the Company invested $116 million in new businesses, including the U.S. acquisition of the HANDI WIPES and WASH 'N DRI businesses. International acquisitions included the MISTOLIN bleach and household cleaner business in Venezuela, the HOMEKEEPER insecticide business in Korea, the GUMPTION household cleaner business in Australia, as well as a 12% increase in ownership in the Company's joint venture in Colombia, Clorox de Colombia S.A.

During 1998, the Company invested $149 million in new international businesses. These acquisitions included the CLOROSUL bleach business, the SUPER GLOBO bleach and cleaner business and the X-14 cleaner business, all in Brazil; the ARELA cleaner business in Chile; three smaller acquisitions in Southeast Asia, Australia and New Zealand; and an additional investment in Mexico.

COMMON STOCK DIVIDENDS, COMPANY STOCK PURCHASES AND STOCK AUTHORIZATION
  INFORMATION

Dividends paid in 2000 were $189 million or $0.80 per share. On July 19, 2000, the Company announced a 5% increase in the quarterly dividend rate from $0.20 per share to $0.21 per share. On July 20, 1999, the Company's Board of Directors authorized a 2-for-1 split of its common stock effective August 23, 1999, in the form of a stock dividend for stockholders of record at the close of business on July 30, 1999. The Company also made a 2-for-1 stock split on September 2, 1997 to stockholders of record as of July 28,

1997. All share and per-share information in the accompanying consolidated financial statements reflects these stock splits.

In September 1999, in response to declines in the Company's stock price in the first quarter, the Board of Directors authorized a common stock repurchase and hedging program intended to reduce or eliminate dilution when shares are issued in accordance with the Company's various stock compensation plans. The Company had canceled a prior share repurchase and hedging program (previously authorized in September 1996 by the Board of Directors to offset the dilutive effects of employee stock option exercises) when it merged with First Brands. The Company repurchased a total of 3,123,000 shares for $135 million from inception of the new program through June 30, 2000 and, under the prior program, 800,000 shares for $33 million in 1999, and 1,694,000 shares for $83 million in 1998.

On September 15, 1999, the Company settled share repurchase agreements and options contracts realizing cash proceeds of approximately $76 million. On the same day, the Company entered into two new share repurchase transactions whereby the Company contracted for future delivery of 2,260,000 shares on September 15, 2002 and 2,260,000 shares on September 15, 2004, each for a strike price of $43 per share. In November 1999, the Company entered into an agreement to purchase an additional 1,000,000 shares on December 1, 2003 at a price of $46.32 per share.

On November 17, 1999, the stockholders approved an amendment of the Company's Certificate of Incorporation to increase the authorized capital of the Company to consist of 750,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, each with a par value of $1.00 per share.

LIQUIDITY

In 2000, 1999 and 1998, cash flows from operations exceeded cash needs for capital expenditures, dividends and scheduled debt service. The Company believes that cash flow from operations, supplemented by financing expected to be available from external sources, will provide sufficient liquidity for the foreseeable future. At June 30, 2000, the Company had credit agreements with available credit totaling $900 million, which expire on dates through April 2002. These agreements are available for general corporate purposes and for the support of additional commercial paper. There were no borrowings under these agreements at June 30, 2000. The credit agreements require maintenance of a minimum net worth of $704 million. The Company also established an extendable commercial note program during the year as a supplement to its commercial paper program. There are no borrowings under these agreements.

The Company has indentures and loan agreements related to the First Brands businesses. Such agreements contain certain restrictive covenants and limitations, the most significant of which relates to the Company's right to incur certain indebtedness and to engage in certain sale and leaseback transactions. Based on the Company's working capital requirements, the current availability under its credit agreements, and its ability to generate positive cash flows from operations, the Company does not believe that such limitations will have a material effect on the Company's long-term liquidity. The Company believes that it will have the funds necessary to meet all of its above described financing requirements and all other fixed obligations. Should the Company undertake strategic acquisitions, requiring funds in excess of its internally generated cash flow, it might be required to incur additional debt. Depending upon conditions in the financial markets, the availability of acceptable terms, and other factors, the Company may consider the issuance of debt or other securities to finance acquisitions, to refinance debt or to fund other activities for general business purposes.

MARKET-SENSITIVE DERIVATIVES AND FINANCIAL INSTRUMENTS

The Company is exposed to the impact of interest rates, foreign currency fluctuations, commodity prices and changes in the market value of its investments. The Company has certain restrictions on the usage of derivatives, including a prohibition of the use of any leveraged instrument. Derivative contracts are entered into for non-trading purposes with several major credit worthy institutions, thereby minimizing the risk of credit loss. In the normal course of business, the Company employs practices and procedures to manage its exposure to changes in interest rates, foreign currencies and commodity prices using a variety of derivative financial and commodity instruments.

The Company's objective in managing its exposure to changes in interest rates, foreign currencies and commodity prices is to limit the impact of fluctuations on earnings, cash flow and, in the case of interest rate changes, to manage interest rate exposure. To achieve its objectives, the Company primarily uses swaps and forward and futures contracts to manage its exposures to interest rate changes in borrowings, foreign currency and commodity risks.

For 2000 and 1999, the Company's exposure to market risk has been estimated using sensitivity analysis, which is defined as the change in the fair value of a derivative or financial instrument assuming a hypothetical 10% adverse change in market rates or prices. The results of the sensitivity analysis are summarized below. Actual changes in interest rates or market prices may differ from the hypothetical changes.

The Company has market risk exposure to changing interest rates. Interest rate risk is managed through the use of a combination of fixed and floating rate debt. Interest rate swaps may be used to adjust interest rate risk exposures when appropriate, based on market conditions. These instruments have the effect of converting fixed rate instruments to floating, or floating to fixed. Changes in interest rates would result in gains or losses in the market value of the Company's fixed-rate debt instruments and the Company's interest rate swap agreements that convert debt instruments from floating to fixed, due to differences between current market rates and the rates implicit for these instruments. Based on the results of the sensitivity analysis, at June 30, 2000 and June 30, 1999, the Company's estimated market exposure for interest rates was $10 million and $13 million, respectively.

The Company seeks to minimize the impact of foreign currency fluctuations by hedging transactional exposures with foreign currency forward contracts. In addition, the Company has hedged certain net investments with similar instruments. The Company's foreign currency transactional exposures exist primarily with the Canadian dollar, Australian dollar and Japanese yen. The Company has certain positions in the Argentine peso, which are not accorded hedge accounting treatment. At June 30, 2000 and June 30, 1999, there were no material foreign currency transactional exposures that were not hedged. The foreign exchange sensitivity analysis includes forward contracts and other financial instruments affected by foreign exchange risk. Based on the hypothetical change in foreign currency exchange rates, the net unrealized losses at June 30, 2000 and 1999 would be $23 million and $4 million, respectively.

Commodity futures and swap contracts are used to manage cost exposures on certain raw material purchases resulting in relatively stable costs for these commodities. The commodity price sensitivity analysis includes commodity futures and swap contracts affected by commodity price risk. Based on the results of the sensitivity analysis, at June 30, 2000 and June 30, 1999, the Company's estimated market exposure for commodity prices was $14 million and $17 million, respectively.

YEAR 2000 COMPLIANCE

In 1997, the Company established a comprehensive corporate-wide program to address the Year 2000 or "Y2K" problem. This effort encompassed software, hardware, electronic data interchange, networks, personal computers, manufacturing and other facilities, embedded chips, century certification, supplier and customer readiness, contingency planning and domestic and international operations. Following the Company's January 29, 1999 merger with First Brands, the Company incorporated First Brands and its subsidiaries into the Company's Y2K compliance program.

As of December 31, 1999, the Company had completed all of its Y2K compliance efforts on all of its critical domestic and international business systems, its critical plant floor equipment, instrumentation and facilities, and its third party assessment for all of its operations. The Company developed written contingency plans for its critical operations and third party relationships, but did not implement any of these plans because the Company did not experience any material Y2K related issues with the turnover of the year to 2000.

Y2K costs were expensed as incurred and funded through operating cash flows. Through the fiscal year ended June 30, 2000, the Company has expensed incremental remediation costs of $20.5 million and accelerated strategic upgrade costs of $20.5 million. The Company expensed $4 million in fiscal year 2000 on Y2K remediation issues. The Company did not defer any critical information technology projects because of its Year 2000 program efforts, which were primarily addressed through a joint team of the Company's business and information technology resources.

ENVIRONMENTAL MATTERS

The Company is committed to an ongoing program of comprehensive, long-term environmental assessment of its facilities. This program is implemented by the Company's Department of Health, Safety and Environment with guidance from legal counsel. During each facility assessment, compliance with applicable environmental laws and regulations is evaluated and the facility is reviewed in an effort to identify possible future environmental liabilities. The Company believes that there are no potential future environmental liabilities that will have a material adverse effect on its financial position or future operating results, although no assurance can be given with respect to the ultimate outcome of any such matters. This premise is based on the probable future costs of environmental liabilities without an offset for expected insurance recoveries or discounting for present value.

IMPACT OF NEW ACCOUNTING STANDARDS

Effective July 1, 2000, the Company adopted SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities." SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company estimates that the transition adjustment to implement this new standard will be a reduction of net earnings of $2 million (net of tax of $1 million) and an increase in other comprehensive income of $10 million (net of tax of $7 million). These adjustments will be recognized as of July 1, 2000 as a cumulative effect of a change in accounting principle. The ongoing effects will depend on future market conditions and the Company's hedging activities.

In December 1999, the Securities and Exchange Commission ("SEC") issued SEC Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements," as amended by SAB No. 101A, which delayed the implementation date of SAB No. 101 for companies with fiscal years beginning between December 16, 1999 and March 15, 2000. Since the issuance of SAB No. 101 and SAB No. 101A, the SEC issued SAB No. 101B, which delayed implementation until no later than the fourth fiscal quarter of fiscal years beginning after December 15, 1999. SAB
No. 101 summarizes the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. Also, in July 2000, the Financial Accounting Standards Board ("FASB") reached consensus and issued Emerging Issues Task Force ("EITF") No. 00-14, "Accounting for Coupons, Rebates, and Discounts," with the same implementation date as SAB No. 101. EITF
No. 00-14 addresses both the accounting for sales subject to rebates and revenue sharing arrangements as well as coupons and discounts and the income statement classification of rebates and other discounts. In March 2000, the FASB issued guidance on stock compensation issues in the form of FASB Interpretation
No. 44, "Accounting for Certain Transactions involving Stock Compensation, an Interpretation of APB Opinion No. 25." The Interpretation clarifies the application of APB Opinion No. 25 for certain issues. The Interpretation is effective beginning July 1, 2000. The Company is currently evaluating the impact of SAB No. 101, as amended, EITF No. 00-14 and Interpretation No. 44 on the

Company's consolidated financial position and results of operations, but has not concluded as to the significance of the potential impact, if any, when these new standards are adopted.

CAUTIONARY STATEMENT

Except for historical information, matters discussed above and in the financial statements and footnotes, including statements about future plans, objectives, expectations, growth or profitability, are forward-looking statements based on management's estimates, assumptions and projections. These forward-looking statements are subject to risks and uncertainties, and actual results could differ materially from those discussed in this Appendix B to the 2000 Proxy Statement of the Company. Important factors that could affect performance and cause results to differ materially from management's expectations are described in "Forward-Looking Statements and Risk Factors" in the Company's Annual Report on Form 10-K for the year ending June 30, 2000, which is expected to be filed with the SEC on or about September 28, 2000, and in subsequent SEC filings. Those factors include, but are not limited to, marketplace conditions and events, the Company's costs, risks inherent in litigation and international operations, the success of new products, the integration of acquisitions and mergers, and environmental, regulatory and intellectual property matters. These forward-looking statements speak only as of the date of this document.

FINANCIAL HIGHLIGHTS
THE CLOROX COMPANY

YEARS ENDED JUNE 30                                              2000      1999   % CHANGE
------------------------------------------------------------------------------------------
IN MILLIONS, EXCEPT SHARE AND PER-SHARE AMOUNTS.

Net Sales...................................................  $ 4,083   $ 4,003       2%
Net Earnings................................................  $   394   $   246      60%
Stockholders' Equity........................................  $ 1,794   $ 1,570      14%
Per Common Share
  Net Earnings
    Basic...................................................  $  1.67   $  1.05      59%
    Diluted.................................................  $  1.64   $  1.03      59%
  Dividends.................................................  $  0.80   $  0.71      13%
  Stockholders' Equity......................................  $  7.62   $  6.67      14%
Weighted Average Shares Outstanding (in thousands)
  Basic.....................................................  236,108   235,364       0%
  Diluted...................................................  239,614   240,002       0%

CONSOLIDATED STATEMENTS OF EARNINGS
THE CLOROX COMPANY

YEARS ENDED JUNE 30                                               2000       1999       1998
--------------------------------------------------------------------------------------------
IN MILLIONS, EXCEPT SHARE AND PER-SHARE AMOUNTS.

Net Sales...................................................  $ 4,083    $ 4,003    $ 3,898
                                                              -------    -------    -------
Costs and Expenses
  Cost of products sold.....................................    2,250      2,181      2,124
  Selling and administration................................      525        554        548
  Advertising...............................................      465        474        491
  Research and development..................................       63         63         62
  Merger, restructuring and asset impairment................       36        180          3
  Interest expense..........................................       98         97        104
  Other expense -- Net......................................       24         24         10
                                                              -------    -------    -------
    Total Costs and Expenses................................    3,461      3,573      3,342
                                                              -------    -------    -------
Earnings before income taxes and cumulative effect of change
  in accounting principle...................................      622        430        556
Income Taxes................................................      228        184        206
                                                              -------    -------    -------
Earnings before cumulative effect of change in accounting
  principle.................................................      394        246        350
Cumulative effect of change in accounting principle.........        -          -         (7)
                                                              -------    -------    -------
Net Earnings................................................  $   394    $   246    $   343
                                                              =======    =======    =======
Earnings per Common Share
  Basic
    Earnings before cumulative effect of change in
      accounting principle..................................  $  1.67    $  1.05    $  1.49
    Cumulative effect of change in accounting principle.....        -          -       (.03)
                                                              -------    -------    -------
  Net Earnings..............................................  $  1.67    $  1.05    $  1.46
                                                              =======    =======    =======
  Diluted
    Earnings before cumulative effect of change in
      accounting principle..................................  $  1.64    $  1.03    $  1.46
    Cumulative effect of change in accounting principle.....        -          -       (.03)
                                                              -------    -------    -------
  Net Earnings..............................................  $  1.64    $  1.03    $  1.43
                                                              =======    =======    =======
Weighted Average Shares Outstanding (in thousands)
  Basic.....................................................  236,108    235,364    234,666
  Diluted...................................................  239,614    240,002    239,540

                See Notes to Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEETS

THE CLOROX COMPANY

YEARS ENDED JUNE 30                                             2000        1999
--------------------------------------------------------------------------------
IN MILLIONS, EXCEPT SHARE AND PER-SHARE AMOUNTS.
                                     ASSETS

Current Assets
  Cash and short-term investments...........................  $  245      $  132
  Receivables -- Net........................................     633         610
  Inventories...............................................     376         319
  Prepaid expenses and other................................     175          29
  Deferred income taxes.....................................      25          26
                                                              ------      ------
    Total current assets....................................   1,454       1,116
                                                              ------      ------
Property, Plant and Equipment -- Net........................   1,079       1,054
                                                              ------      ------
Brands, Trademarks, Patents and Other Intangibles -- Net....   1,536       1,497
                                                              ------      ------
Investments in Affiliates...................................     110         104
                                                              ------      ------
Other Assets................................................     174         361
                                                              ------      ------
Total.......................................................  $4,353      $4,132
                                                              ======      ======

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
  Accounts payable..........................................  $  319      $  206
  Accrued liabilities.......................................     395         350
  Accrued restructuring.....................................      16          23
  Short-term debt and notes payable.........................     768         734
  Income taxes payable......................................      38          48
  Current maturities of long-term debt......................       5           7
                                                              ------      ------
    Total current liabilities...............................   1,541       1,368
                                                              ------      ------
Long-term Debt..............................................     590         702
                                                              ------      ------
Other Obligations...........................................     204         255
                                                              ------      ------
Deferred Income Taxes.......................................     224         237
                                                              ------      ------
Stockholders' Equity
  Common stock, $1.00 par value, 750,000,000 shares
    authorized, 249,826,934 shares issued and 235,361,130
    shares and 235,310,754 shares outstanding at June 30,
    2000 and 1999, respectively.............................     250         250
  Additional paid-in capital................................     127          50
  Retained earnings.........................................   2,068       1,842
  Treasury shares, at cost, 14,465,804 shares and 14,516,180
    shares at June 30, 2000 and 1999, respectively..........    (451)       (392)
  Accumulated other comprehensive net losses................    (183)       (160)
  Other.....................................................     (17)        (20)
                                                              ------      ------
    Stockholders' equity....................................   1,794       1,570
                                                              ------      ------
Total.......................................................  $4,353      $4,132
                                                              ======      ======

                See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
THE CLOROX COMPANY

                                                                                     ACCUMULATED
                                                ADDITIONAL                                 OTHER                            TOTAL
                                       COMMON      PAID-IN   RETAINED   TREASURY   COMPREHENSIVE                    COMPREHENSIVE
                                        STOCK      CAPITAL   EARNINGS     SHARES      NET LOSSES   OTHER    TOTAL          INCOME
---------------------------------------------------------------------------------------------------------------------------------
IN MILLIONS, EXCEPT PER-SHARE AMOUNTS.

Balance, June 30, 1997...............   $249       $  -       $1,542     $(289)        $ (60)      $(12)   $1,430

Comprehensive income
  Net earnings.......................                            343                                          343       $343
  Translation adjustments............                                                    (57)                 (57)       (57)
  Minimum pension liability
    adjustments......................                                                      1                    1          1
                                                                                                                        ----
Total comprehensive income...........                                                                                   $287
                                                                                                                        ====

  Dividends ($.63 per share).........                           (147)                                        (147)
  Employee stock plans and other.....                21           10        35                        1        67
  Clorox treasury stock acquired and
    related premiums.................                                      (83)                               (83)
  First Brands treasury stock
    acquired.........................               (21)          (5)                                         (26)
  Share repurchase obligations.......                                      (55)                               (55)
                                        ----       ----       ------     -----         -----       ----    ------
Balance, June 30, 1998...............    249         --        1,743      (392)         (116)       (11)    1,473

Comprehensive income
  Net earnings.......................                            246                                          246       $246
  Translation adjustments............                                                    (43)                 (43)       (43)
  Minimum pension liability
    adjustments......................                                                     (1)                  (1)        (1)
                                                                                                                        ----
Total comprehensive income...........                                                                                   $202
                                                                                                                        ====

  Dividends ($.71 per share).........                           (162)                                        (162)
  Employee stock plans and other.....      1         50           15        33                       (9)       90
  Clorox treasury stock acquired.....                                      (33)                               (33)
                                        ----       ----       ------     -----         -----       ----    ------
Balance, June 30, 1999...............    250         50        1,842      (392)         (160)       (20)    1,570

Comprehensive income
  Net earnings.......................                            394                                          394       $394
  Translation adjustments............                                                    (23)                 (23)       (23)
                                                                                                                        ----
Total comprehensive income...........                                                                                   $371
                                                                                                                        ====

  Dividends ($.80 per share).........                           (189)                                        (189)
  Employee stock plans and other.....                13           21        21                        3        58
  Clorox treasury stock acquired and
    related premiums.................               (12)                  (135)                              (147)
  Settlement of share repurchase
    obligations and option
    contracts........................                76                     55                                131
                                        ----       ----       ------     -----         -----       ----    ------
Balance, June 30, 2000...............   $250       $127       $2,068     $(451)        $(183)      $(17)   $1,794
                                        ====       ====       ======     =====         =====       ====    ======

                See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
THE CLOROX COMPANY

YEARS ENDED JUNE 30                                            2000    1999    1998
-----------------------------------------------------------------------------------
IN MILLIONS.

Operations:
  Net earnings..............................................  $ 394   $ 246   $ 343
  Adjustments to reconcile to net cash provided by
    operations:
    Provision for inventory write-downs and asset
      impairment............................................     12      99       -
    Cumulative effect of change in accounting principle.....      -       -       7
    Depreciation and amortization...........................    201     202     182
    Deferred income tax.....................................    (16)    (29)     52
    Other...................................................     11     (14)     (1)
    Changes in (excluding effects of businesses acquired):
      Accounts receivable...................................    (19)     24     (76)
      Inventories...........................................    (55)     40     (47)
      Prepaid expenses and other............................     (3)      2       1
      Accounts payable......................................    109     (19)     21
      Accrued liabilities...................................     42      (9)    (67)
      Accrued restructuring.................................     (7)     23       3
      Income taxes payable..................................    (11)     23      (1)
                                                              -----   -----   -----
      Net cash provided by operations.......................    658     588     417
                                                              -----   -----   -----
Investing Activities:
  Purchases of property, plant and equipment................   (158)   (176)   (190)
  Businesses acquired.......................................   (120)   (116)   (149)
  Proceeds from disposals of property, plant and
    equipment...............................................      3      16      19
  Other.....................................................     15     (37)    (81)
                                                              -----   -----   -----
      Net cash used for investing...........................   (260)   (313)   (401)
                                                              -----   -----   -----
Financing Activities:
  Short-term debt and notes payable borrowings (repayments)
    -- Net..................................................     34    (232)    221
  Long-term debt and other borrowings.......................      5     205       3
  Long-term debt and other repayments.......................   (117)    (16)    (66)
  First Brands receivables financing program -- Net.........      -    (100)     15
  Cash dividends............................................   (189)   (162)   (147)
  Treasury stock purchased and related premiums.............   (135)    (33)   (109)
  Settlement of share repurchase and option contracts.......     76       -       -
  Issuance of common stock for employee stock plans and
    other...................................................     41      93      64
                                                              -----   -----   -----
      Net cash used for financing...........................   (285)   (245)    (19)
                                                              -----   -----   -----
Effect on cash of exchange rate changes.....................      -       -      (4)
Net increase (decrease) in cash and short-term
  investments...............................................    113      30      (7)
Cash and short-term investments:
  Beginning of year.........................................    132     102     109
                                                              -----   -----   -----
  End of year...............................................  $ 245   $ 132   $ 102
                                                              =====   =====   =====
Supplemental Disclosure:
  Cash paid for:
    Interest (net of amounts capitalized)...................  $  92   $  98   $ 105
    Income taxes............................................    166      85     113
  Non-cash transactions:
    Liabilities assumed with businesses purchased...........  $   9   $   -   $  28
    Share repurchase and other obligations..................     55       -      79

                See Notes to Consolidated Financial Statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               THE CLOROX COMPANY

           (MILLIONS OF DOLLARS, EXCEPT SHARE AND PER-SHARE AMOUNTS)

1. SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS AND PRINCIPLES OF CONSOLIDATION

The Company is principally engaged in the production and marketing of nondurable consumer products through grocery stores, mass merchandisers and other retail outlets. The consolidated financial statements include the statements of the Company and its majority-owned and controlled subsidiaries. Minority investments in foreign entities are accounted for under the equity method, the most significant of which is a 20% equity investment in Henkel Iberica, S.A. of Spain. All significant intercompany transactions and accounts are eliminated in consolidation.

MERGER WITH FIRST BRANDS CORPORATION ("FIRST BRANDS")

The Company's results reflect the January 29, 1999 merger with First Brands Corporation ("First Brands") which was accounted for as a pooling of interests. All historical financial information has been restated to include First Brands.

Pursuant to the merger agreement, First Brands stockholders obtained the right to receive .349 of a share of the Company's common stock in exchange for each share of First Brands common stock, with cash paid in lieu of fractional shares. Pursuant to the merger, 40.3 million shares of First Brands common stock were converted into 28.2 million shares of the Company's common stock. In addition, options to acquire 1.8 million shares of First Brands' common stock were converted to 1.2 million options to acquire shares of the Company's common stock. In connection with the merger, the Company also assumed approximately $435 of First Brands debt.

Additional information pertaining to merger costs is presented in Note 2.

STOCK-SPLIT

On July 20, 1999, the Company's Board of Directors authorized a 2-for-1 split of its common stock, effective August 23, 1999, in the form of a stock dividend for stockholders of record at the close of business on July 30, 1999. On July 15, 1997, the Company's Board of Directors authorized a 2-for-1 split of its common stock, effective September 2, 1997, in the form of a stock dividend for stockholders of record at the close of business on July 28, 1997. All share and per-share amounts in the accompanying consolidated financial statements have been restated to give effect to these stock splits.

ACCOUNTING ESTIMATES

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts and related disclosures. Actual results could differ from estimates and assumptions made.

SHORT-TERM INVESTMENTS

Short-term investments consist of money market and other high quality instruments with an initial maturity of three months or less. Such investments are stated at cost, which approximates market value.

                               THE CLOROX COMPANY

           (MILLIONS OF DOLLARS, EXCEPT SHARE AND PER-SHARE AMOUNTS)

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INVENTORIES

Inventories are stated at the lower of cost or market. Cost for the majority of the domestic inventories, excluding First Brands businesses, is determined on the last-in, first-out (LIFO) method. Cost for other inventories, including First Brands businesses, is determined on the first-in, first-out (FIFO) method.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at cost. Depreciation is calculated by the straight-line method over estimated useful lives ranging from 20-30 years for improvements, 20-40 years for buildings and 3-15 years for machinery and equipment. Carrying values are reviewed periodically and a determination of impairment is made based on estimates of future cash flows, undiscounted and without interest charges.

BRANDS, TRADEMARKS, PATENTS AND OTHER INTANGIBLES

Brands, trademarks, patents and other intangible assets arising from transactions after October 30, 1970 are amortized over their estimated useful lives not to exceed 40 years. Carrying values are reviewed periodically, and a determination of impairment is made based on estimates of future cash flows, undiscounted and without interest charges.

FORWARD-PURCHASE FINANCING AGREEMENTS

In connection with the financing of an acquisition in Argentina in 1996 and the acquisition of the Brita water systems business in Canada in 1995, the Company entered into forward-purchase agreements with third parties whereby the Company has purchased preferred stock of certain of its foreign subsidiaries for future delivery from third parties who have the right to acquire this preferred stock according to the terms of certain subscription agreements. In June 2000, the Brita forward-purchase agreement matured and the third party acquired the subsidiary preferred stock. The Argentina forward-purchase agreement matures in 2001 and is included in prepaid expenses and other assets. The forward purchases of the preferred stock are accreted to redemption amounts on a straight-line basis over five years and the amount of accretion is included in other income. If the third parties fail to acquire the subsidiary preferred stock at maturity of the subscription agreements, the accreted amounts of the forward-purchase agreements will be due to the Company.

ADVERTISING

The Company expenses advertising costs as incurred, although costs incurred during interim periods are generally expensed ratably in relation to revenues.

INCOME TAXES

The Company uses the asset and liability method to account for income taxes, including recognition of deferred tax assets and liabilities for the anticipated future tax consequences attributable to differences between financial statement amounts and their respective tax bases (see Note 15).

                               THE CLOROX COMPANY

           (MILLIONS OF DOLLARS, EXCEPT SHARE AND PER-SHARE AMOUNTS)

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
FOREIGN CURRENCY TRANSLATION

Local currencies are the functional currencies for most of the Company's foreign operations. Assets and liabilities are translated using the exchange rates in effect at the balance sheet date. Income and expenses are translated at the average exchange rates during the year. Translation gains and losses and the effects of exchange rate changes on transactions designated as hedges of net foreign investments are reported in accumulated other comprehensive income or loss in stockholders' equity. Transaction and foreign currency translation gains and losses where the U.S. dollar is the functional currency are included in other income.

EARNINGS PER COMMON SHARE

Basic earnings per share is computed by dividing net earnings by the weighted average number of common shares outstanding each period. Diluted earnings per share are computed by dividing net earnings by the diluted weighted average number of common shares outstanding during the period. Diluted earnings per share reflects the potential dilution from common shares issuable through stock options, restricted stock and performance unit grants.

DERIVATIVE INSTRUMENTS

The use of derivative instruments, principally swap, forward and option contracts, is limited to non-trading purposes and includes management of interest rate movements, foreign currency exposure and commodity exposure. Through June 30, 2000, such derivatives were not recognized as assets or liabilities in the consolidated balance sheet. Interest rate swap agreements are accounted for using the settlement basis of accounting. As such, no gains or losses are recorded for movements in the swaps' values during the term of the agreements. Foreign currency forward contracts are used to hedge certain short-term and long-term instruments and to hedge the impact of exchange rate fluctuations resulting from anticipated inventory purchases and intercompany transactions. Gains or losses on hedges of existing assets are included in the carrying amounts and are recognized in earnings when those assets are liquidated. Gains or losses arising from hedges of firm commitments and anticipated transactions are recognized in earnings or as an adjustment of carrying amounts when the hedged transaction occurs. The Company also holds Argentine foreign currency contracts that are not accorded hedge accounting treatment. These contracts are accounted for by adjusting the carrying amount of the contract to market and recognizing any gain or loss in other income or expense.

STOCK-BASED COMPENSATION

The Company continues to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Compensation cost for stock options, if any, is measured as the excess of the quoted market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock. Restricted stock awards are recorded as compensation cost over the requisite vesting periods based on the market value on the date of grant. Compensation cost for shares issued under performance share plans is recorded based upon the current market value of the Company's stock at the end of each period.

Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," established accounting and disclosure requirements using a fair-value based method of accounting

                               THE CLOROX COMPANY

           (MILLIONS OF DOLLARS, EXCEPT SHARE AND PER-SHARE AMOUNTS)

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) for stock-based employee compensation plans. The Company has elected to retain its current method of accounting as described above and has adopted the disclosure requirements of SFAS No. 123. (See Note 12).

IMPACT OF NEW ACCOUNTING STANDARDS

Effective July 1, 2000, the Company adopted SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities." SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company estimates that the transition adjustment to implement this new standard will be a reduction of net earnings of $2 (net of tax of $1) and an increase in other comprehensive income of $10 (net of tax of $7). These adjustments will be recognized as of July 1, 2000 as a cumulative effect of a change in accounting principle. The ongoing effects will depend on future market conditions and the Company's hedging activities.

In December 1999, the Securities and Exchange Commission ("SEC") issued SEC Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements," as amended by SAB No. 101A, which delayed the implementation date of SAB No. 101 for companies with fiscal years beginning between December 16, 1999 and March 15, 2000. Since the issuance of SAB No. 101 and SAB No. 101A, the SEC issued SAB No. 101B, which delayed implementation until no later than the fourth fiscal quarter of fiscal years beginning after December 15, 1999. SAB
No. 101 summarizes the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. Also, in July 2000, the Financial Accounting Standards Board ("FASB") reached consensus and issued Emerging Issues Task Force ("EITF") No. 00-14, "Accounting for Coupons, Rebates, and Discounts," with the same implementation date as SAB No. 101. EITF
No. 00-14 addresses both the accounting for sales subject to rebates and revenue sharing arrangements as well as coupons and discounts and the income statement classification of rebates and other discounts. In March 2000, the FASB issued guidance on stock compensation issues in the form of FASB Interpretation
No. 44, "Accounting for Certain Transactions involving Stock Compensation, an Interpretation of APB Opinion No. 25." The Interpretation clarifies the application of APB Opinion No. 25 for certain issues. The Interpretation is effective beginning July 1, 2000. The Company is currently evaluating the impacts of SAB No. 101, as amended, EITF No. 00-14 and Interpretation No. 44 on the Company's consolidated financial position and results of operations, but has not concluded as to the significance of the potential impact, if any, when these new standards are adopted.

RECLASSIFICATIONS

Certain reclassifications have been made to the prior years' financial statements to conform to the current year's presentation. These include the reclassification of delivery costs to cost of products sold, previously reported as part of selling, delivery and administration expense, to conform to the current year's presentation.

                               THE CLOROX COMPANY

           (MILLIONS OF DOLLARS, EXCEPT SHARE AND PER-SHARE AMOUNTS)

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
ACCOUNTING CHANGE

In 1998, First Brands changed its accounting policy for costs associated with the business process re-engineering activities to expense such costs as incurred in accordance with the FASB Emerging Issues Task Force Issue No. 97-13. Previously capitalized costs of $11 ($7 after taxes or $0.03 per diluted share) were charged to operations in 1998 as cumulative effect of change in accounting principle.

2. MERGER, RESTRUCTURING AND ASSET IMPAIRMENT

Merger, restructuring and asset impairment were $36, $180 and $3 in 2000, 1999 and 1998, respectively. The $36 of merger costs in 2000 includes $23 of merger, restructuring and asset impairment incurred in connection with the merger of First Brands, $11 of restructuring and asset impairment related to the restructuring of the Company's Asia operations recognized in the fourth quarter of 2000, and $2 of asset impairment losses recognized for the write-down of property, plant and equipment related to the Company's fire logs business. In 1999, the Company recorded $180 of merger costs that included $156 of merger, restructuring and asset impairment incurred in connection with the First Brands merger, and $24 for impairment and write-down of certain insecticide brands and certain international assets. In 1998, First Brands recorded $3 of restructuring charges for initiatives aimed at streamlining certain operating and administrative functions.

Merger, restructuring and asset impairment costs were recognized during 2000 and 1999 in connection with the First Brands merger, Asia restructuring and other asset impairments. Details of these costs through June 30, 2000 are as follows:

                                                                       TOTAL MERGER        ASSET
                                           MERGER    RESTRUCTURING   AND RESTRUCTURING   IMPAIRMENT    TOTAL
                                          --------   -------------   -----------------   ----------   --------
Expense for the year:
  June 30, 1999.........................    $36           $53               $ 89            $91         $180
  June 30, 2000.........................     17            11                 28              8           36
                                            ---           ---               ----            ---         ----
Total incurred through June 30, 2000....     53            64                117            $99         $216
                                                                                            ===         ====
Total paid through June 30, 2000........    (48)          (53)              (101)
                                            ---           ---               ----
                                            $ 5           $11
                                            ===           ===

Accrued Restructuring as of June 30,
  2000..................................                                    $ 16
                                                                            ====

First Brand restructuring activities primarily related to the elimination of redundancies and the consolidation of administration and distribution functions, the reduction in employee headcount, primarily at the First Brands' headquarters location in Danbury, Connecticut and at sales offices, and the termination of lease and other contractual obligations. All merger, restructuring and asset impairment costs related to the First Brands merger have been recognized through June 30, 2000.

The Company is restructuring its Asia operations by moving to third-party distributors in various Asian countries. Asia restructuring activities include the reduction in employee headcount, the termination of lease obligations, charges for professional services and the write off of certain assets.

                               THE CLOROX COMPANY

           (MILLIONS OF DOLLARS, EXCEPT SHARE AND PER-SHARE AMOUNTS)

3. ACQUISITIONS

Acquisitions made in years 2000, 1999 and 1998 were accounted for by the purchase method and are summarized below.

International acquisitions in 2000 totaled $120. These acquisitions included the Bon Bril cleaning utensil business in Colombia, Venezuela and Peru, the Agrocom S.A. distribution business in Argentina, an increase in ownership to 100% in Clorox de Colombia S.A., formerly Tecnoclor, S.A., (previously 72% owned and fully consolidated), and the ASTRA rubber glove business purchased in Australia. Net assets, acquired at fair value, included net working capital assets of $6, property, plant and equipment of $12, and brands, trademarks and other intangibles of $94 to be amortized over estimated lives not to exceed 40 years. In addition, approximately $8 was paid to acquire minority interests in Clorox de Colombia S.A.

Acquisitions in 1999 totaled $116. These acquisitions included the domestic purchase of the HANDI WIPES and WASH 'N DRI businesses and the international purchases of the MISTOLIN bleach and household cleaner business in Venezuela, the HOMEKEEPER insecticide business in Korea, the GUMPTION household cleaner business in Australia, as well as a 12% increase in ownership in the Company's joint venture in Colombia, Clorox de Colombia S.A. Approximately $105 of the acquisition cost has been allocated to brands, trademarks and other intangibles to be amortized over estimated lives not to exceed 40 years, with the remainder of $11 allocated to the fair value of other assets acquired.

International acquisitions in 1998 totaled $149 and included the CLOROSUL bleach business, the SUPER GLOBO bleach and cleaner business and the X-14 cleaner business, all in Brazil, the ARELA cleaner business in Chile, three smaller acquisitions in Southeast Asia, Australia and New Zealand, and an additional investment in Mexico. Approximately $144 of the acquisition cost has been allocated to brands, trademarks and other intangibles to be amortized over estimated lives not to exceed 40 years, with the remainder of $34 allocated to the fair value of other assets acquired, net of liabilities of $29 assumed.

Operating results of acquired businesses are included in the consolidated net earnings from the date of acquisition. All acquisitions were funded from cash provided by operations, long-term debt or commercial paper. In any year presented, the operating results of businesses acquired were not significant to the consolidated results.

4. TRADE RECEIVABLE FINANCING PROGRAM

During the fourth quarter of 1999, the Company terminated First Brands' program to sell up to $100 in fractional ownership interest in a defined pool of eligible trade accounts receivable. Accounts receivable in the accompanying consolidated balance sheets were reported net of amounts sold pursuant to this program and related costs were charged to earnings as interest expense when the receivables were sold. The effective interest rate for this program was approximately 5.5% in 1999 and 5.9% in 1998.

5. INVENTORIES

The major classes are:

                                                                2000       1999
                                                              --------   --------
Finished goods and work in process..........................    $250       $220
Raw materials and supplies..................................     126         99
                                                                ----       ----
Total.......................................................    $376       $319
                                                                ====       ====

                               THE CLOROX COMPANY

           (MILLIONS OF DOLLARS, EXCEPT SHARE AND PER-SHARE AMOUNTS)

5. INVENTORIES (CONTINUED)
Had the cost of LIFO inventories been determined using the FIFO method, inventory amounts would have been higher by approximately $10 at June 30, 2000 and $12 at June 30, 1999. The LIFO method was used to value approximately 42% of inventory at June 30, 2000 and 38% at June 30, 1999. Liquidation of LIFO layers was not material at June 30, 2000 and June 30, 1999.

Inventory of certain First Brands products were written down to their net realizable value, and cost of products sold includes a corresponding charge of $4 for the year ended June 30, 2000 and $8 for the year ended June 30, 1999.

6. PROPERTY, PLANT AND EQUIPMENT -- NET

The major classes are:

                                                                2000       1999
                                                              --------   --------
Land and improvements.......................................   $   91     $   91
Buildings...................................................      418        391
Machinery and equipment.....................................    1,313      1,198
Construction in progress and other..........................      135        161
                                                               ------     ------
Total.......................................................    1,957      1,841
Less accumulated depreciation...............................      878        787
                                                               ------     ------
Net.........................................................   $1,079     $1,054
                                                               ======     ======

Depreciation expense was $121 in 2000, $115 in 1999 and $109 in 1998.

7. BRANDS, TRADEMARKS, PATENTS AND OTHER INTANGIBLES -- NET

The major classes are:

                                                                2000       1999
                                                              --------   --------
Brands and trademarks.......................................   $1,771     $1,681
Patents and other intangibles...............................      320        316
                                                               ------     ------
Total.......................................................    2,091      1,997
Less accumulated amortization...............................      555        500
                                                               ------     ------
Net.........................................................   $1,536     $1,497
                                                               ======     ======

At June 30, 2000 and 1999, respectively, brands and trademarks totaling $1,484 and $1,480 are amortized over 40 years, $39 and $27 are amortized over 30 years, $202 and $132 are amortized over 20 years and $4 (none in 1999) are amortized over 10 years. Amounts totaling $42 relating to transactions prior to October 31, 1970 are not amortized. Patents and other intangibles are amortized over lives ranging from 2 to 20 years.

8. ACCRUED LIABILITIES

Advertising costs included in accrued liabilities at June 30, 2000 and 1999 were $138 and $157, respectively.

                               THE CLOROX COMPANY

           (MILLIONS OF DOLLARS, EXCEPT SHARE AND PER-SHARE AMOUNTS)

9. DEBT

Short-term debt and notes payable include:

                                                                2000       1999
                                                              --------   --------
Commercial paper............................................    $613       $726
Notes payable and other.....................................     155          8
                                                                ----       ----
Total.......................................................    $768       $734
                                                                ====       ====

In 2000, the Company issued $236 of Canadian dollar denominated commercial paper that is hedged with a forward currency contract for the same amount. Also in 2000, the Company entered into a 7.38% bank loan totaling $142 with principal and interest due in March 2001.

In 1999, the Company redeemed preference shares totaling $388, which had been classified as other short-term debt. These shares were issued in 1998 and 1997 when the Company entered into sterling denominated agreements for the issuance of redeemable subsidiary preference shares to private investors. The Company also terminated related swap agreements that covered both foreign currency and interest rate exposures. Costs to terminate the swap agreements were approximately $7 and are included in other expense, net. Dividend payments on the preference shares were classified as interest expense.

Long-term debt includes:

                                                                2000       1999
                                                              --------   --------
8.8% Non-callable notes due August 2001(a)..................    $200       $200
Preferred interest transferable securities due July 2003
  with a preferred dividend rate of 2.9%(b).................     200        200
7 1/4% senior notes due 2007(c).............................     150        150
Bank loans due through March 2007, at a rate of 5.9% in 2000
  and rates ranging from 5.9% to 7.9% in 1998...............      13         98
Australian and New Zealand credit facility, $32 seven-year
  term, expiring March 2004, interest at local "Bill Rate"
  plus .7%(d)...............................................      10         35
Other.......................................................      17         19
                                                                ----       ----
Total.......................................................    $590       $702
                                                                ====       ====

---------

(a) At June 30, 2000 and June 30, 1999, the Company had interest rate swaps that converted $50 of the 8.8% note from a fixed to a floating rate resulting in effective borrowing rates of 8.6% in 2000, 8.1% in 1999 and 8.3% in 1998.

(b) In 1999, the Company entered into a Deutsche mark denominated financing arrangement with private investors. The Company also entered into a series of swaps with notional amounts totaling $200 to eliminate foreign currency exposure risks. The swaps effectively convert the Company's 2.9% fixed Deutsche mark obligation to a floating U.S. dollar rate of 90 day LIBOR less 278 basis points (effective rate of approximately 4.1%). Dividend payments on preference shares are classified as interest expense.

                               THE CLOROX COMPANY

           (MILLIONS OF DOLLARS, EXCEPT SHARE AND PER-SHARE AMOUNTS)

9. DEBT (CONTINUED)
(c) The 7 1/4% Note Indenture contains certain restrictive covenants and limitations, the most significant of which relates to the Company's right to incur debt and to engage in certain sale and leaseback transactions.

(d) The seven-year $32 Australian and New Zealand credit facility is composed of
    (1) amounts used to acquire Clorox Australia Pty. Limited, formerly NationalPak Pty. Limited, and Clorox New Zealand Limited, formerly NationalPak New Zealand Limited (the acquisition borrowing for New Zealand was repaid in 2000) and (2) amounts used for working capital needs. There are fixed periodic payments associated with the acquisition borrowing. The working capital borrowing can be drawn on and repaid at Clorox Australia Pty. Limited and Clorox New Zealand Limited's discretion. The facility is secured by the accounts receivable, inventory and fixed assets of Clorox Australia Pty. Limited and Clorox New Zealand Limited (approximately $10 at June 30, 2000). At June 30, 2000 and June 30, 1999, the Company had interest rate swaps totaling $9 and $26, respectively, that converted the Company's variable rate debt into fixed obligations.

The weighted average interest rate for short-term debt outstanding was 6.4%, 5.2% and 5.1% for 2000, 1999 and 1998, respectively. At June 30, 2000 and 1999, net of foreign currency swap agreements, the fair value of long-term debt was $600 and $723, respectively, and the fair values of short-term debt approximate the carrying value for those years.

The Company has credit agreements totaling up to $900 that expire on dates through April 2002. There are no borrowings under any of these agreements. They are available for general corporate purposes and for the support of additional commercial paper issuance. The credit agreements require maintenance of minimum net worth of $704.

Long-term debt maturities as of June 30, 2000 are $5, $207, $10, $216, $2 and $155 in 2001, 2002, 2003, 2004, 2005 and thereafter, respectively.

10. DERIVATIVE INSTRUMENTS

The Company utilizes derivative instruments, principally swaps, forward contracts and options to enhance its ability to manage risk, including interest rate, foreign currency, commodity prices and share repurchases which exist as part of its ongoing business operations. These contracts hedge transactions and balances for periods consistent with the related exposures and do not constitute investments independent of these exposures. The Company is not a party to any leveraged contracts.

Interest rate swap agreements are used to manage interest rate exposure and to achieve a desired proportion of variable and fixed rate debt. Amounts paid or received on hedges related to debt are included in interest expense. At
June 30, 2000 and June 30, 1999, the notional amount of interest rate swaps was $261 and $278, and the unrealized losses were approximately $11 and $4, respectively. (See Note 9).

The Company uses foreign exchange contracts, including forward currency contracts, a call option contract and swap contracts, to hedge existing foreign-exchange exposures. Foreign currency contracts require the Company, at a future date, either to buy or sell foreign currency in exchange for U.S. dollars to offset an underlying exposure. Such currency contracts existed at June 30, 2000 and 1999 for Canadian dollars, Japanese yen, Australian dollars and certain other currencies. The call option contract is for purchases

                               THE CLOROX COMPANY

           (MILLIONS OF DOLLARS, EXCEPT SHARE AND PER-SHARE AMOUNTS)

10. DERIVATIVE INSTRUMENTS (CONTINUED)
denominated in Deutsche marks. Foreign exchange contracts with notional amounts totaling $262 and $67 were outstanding at June 30, 2000 and 1999, respectively. Unrealized losses related to these contracts were approximately $2 at June 30, 1999 (none at June 30, 2000). Contracts outstanding as of June 30, 2000 will mature over the next year. The Company manages its future Deutsche mark exposure with foreign currency swap agreements (see Note 9). These agreements provide for an exchange of notional amounts at a future date, enabling the Company to offset future foreign currency cash exposures and converting Deutsche mark liability to U.S. dollar liability, thus mitigating exposure to increasing costs associated with foreign currency movements. The Company also holds Argentine foreign currency contracts which are not accorded hedge accounting treatment. The notional amounts on these contracts totaled $38 at June 30, 2000. Losses recognized in 2000 on the Company's Argentine foreign currency contract were insignificant.

The Company uses commodity futures contracts to hedge the price on a portion of raw material purchases used in the manufacturing process and swap contracts to hedge the market risk of diesel fuel included as part of carrier contracts. Contract maturities are correlated to actual purchases and contract gains and losses are reflected as adjustments of the cost of the related item. The Company also uses swap contracts and an option contract with various maturities partially to stabilize the cost of its polyethylene resin requirements. These contracts cover a portion of the Company's domestic and foreign resin requirements. Unrealized (gains) or losses on open contracts at June 30, 2000 and June 30, 1999 were approximately $(14) and $6, respectively.

Equity put options and forward contracts are used in connection with the Company's common share repurchase programs (see Note 11).

The carrying values of cash, short-term investments, accounts and notes receivable, notes payable, accounts payable, forward purchase financing agreements and other derivative financial instruments approximate their fair values at June 30, 2000 and 1999. The Company has used market information for similar instruments and applied judgment in estimating fair values. See Note 9 for fair values of short-term and long-term debt.

Exposure to counterparty credit risk is considered low because these agreements have been entered into with major credit worthy institutions with strong credit ratings, and they are expected to perform fully under the terms of the agreements.

11. STOCKHOLDERS' EQUITY

In addition to common stock, the Company is authorized to issue 5 million shares of preferred stock with a par value of $1 per share, none of which is outstanding.

In September 1999, in response to declines in the Company's stock price in the first quarter, the Board of Directors authorized a common stock repurchase and hedging program intended to reduce or eliminate dilution when shares are issued in accordance with the Company's various stock compensation plans. The Company had canceled a prior share repurchase and hedging program (previously authorized in September 1996 by the Board of Directors to offset the dilutive effects of employee stock exercises) when it merged with First Brands. The Company repurchased a total of 3,123,000 shares for $135 from inception of the new program through June 30, 2000 and, under the prior program, 800,000 shares for $33 in 1999, and 1,694,000 shares for $83 in 1998.

                               THE CLOROX COMPANY

           (MILLIONS OF DOLLARS, EXCEPT SHARE AND PER-SHARE AMOUNTS)

11. STOCKHOLDERS' EQUITY (CONTINUED)

On September 15, 1999, the Company settled share repurchase agreements and options contracts realizing net cash proceeds of approximately $76 million. On the same day, the Company entered into two new share repurchase transactions whereby the Company contracted for future delivery of 2,260,000 shares on September 15, 2002 and 2,260,000 shares on September 15, 2004, each for a strike price of $43 per share. In November 1999, the Company entered into an agreement to purchase an additional 1,000,000 shares on December 1, 2003 at a price of $46.32 per share.

On November 17, 1999, the stockholders approved an amendment of the Company's Certificate of Incorporation to increase the authorized capital of the Company to consist of 750,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, each with a par value of $1.00 per share.

12. STOCK COMPENSATION PLANS

At June 30, 2000, the Company had stock-based compensation plans that include the pre-merger plans of First Brands, including various stock option plans that provide for the granting of stock options to officers, key employees and directors. The 1996 Stock Incentive Plan ("1996 Plan") and the 1993 Directors' Stock Option Plan are the only plans with stock option awards currently available for grant; the 1996 Plan, the 1993 Directors' Stock Option Plan and prior plans have shares exercisable at June 30, 2000. The Company is authorized to grant options for up to 14 million common shares under the 1996 Plan, of which 9 million have been granted. Options outstanding under the Company's plans (except First Brands options which became exercisable upon the merger) have been granted at prices which are either equal to or above the market value of the stock on the date of grant, vest over a one to seven-year period, and expire no later than ten years after the grant date.

The status of the Company's stock option plans at June 30 is summarized below:

                                                      NUMBER       WEIGHTED AVERAGE
                                                    OF SHARES       EXERCISE PRICE
                                                  --------------   ----------------
                                                  (IN THOUSANDS)
Outstanding at June 30, 1997....................      14,226             $18
Granted.........................................       1,282              36
Exercised.......................................      (2,630)             14
Cancelled.......................................        (438)             25
                                                      ------             ---
Outstanding at June 30, 1998....................      12,440              21
Granted.........................................       4,590              60
Exercised.......................................      (3,174)             20
Cancelled.......................................        (216)             35
                                                      ------             ---
Outstanding at June 30, 1999....................      13,640              34
Granted.........................................       3,104              40
Exercised.......................................      (1,381)             20
Cancelled.......................................        (301)             44
                                                      ------             ---
Outstanding at June 30, 2000....................      15,062             $36
                                                      ======             ===

Options exercisable at:
June 30, 2000...................................       7,687             $21
June 30, 1999...................................       7,618              19
June 30, 1998...................................       8,204              17

                               THE CLOROX COMPANY

           (MILLIONS OF DOLLARS, EXCEPT SHARE AND PER-SHARE AMOUNTS)

12. STOCK COMPENSATION PLANS (CONTINUED)
Had compensation expense for the Company's various stock-based compensation plans been determined based upon fair values at the grant dates for awards under those plans in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net earnings and earnings per share would have been reduced to the following pro forma amounts. The pro forma effects of applying SFAS No. 123 are not indicative of future amounts because this statement does not apply to awards granted prior to 1996.

                                                           2000       1999       1998
                                                         --------   --------   --------
Earnings before cumulative effect of change in
  accounting principle
  As reported..........................................   $ 394      $ 246      $ 350
  Pro forma............................................     373        235        343

Earnings per share before cumulative effect of change
  in accounting principle
  Basic
    As reported........................................   $1.67      $1.05      $1.49
    Pro forma..........................................    1.58       1.00       1.46
  Diluted
    As reported........................................   $1.64      $1.03      $1.46
    Pro forma..........................................    1.56       0.98       1.43

The weighted average fair value of each option granted during 2000, 1999 and 1998, estimated on the grant date using the Black-Scholes option pricing model, was $12.43 per share, $13.16 per share and $8.83 per share, respectively. The following assumptions were used to estimate the fair value of the 2000, 1999 and 1998 option grants:

                                         COMBINED       COMBINED        CLOROX      FIRST BRANDS
                                           2000           1999           1998           1998
                                       ------------   ------------   ------------   ------------
Dividend yield.......................  1.8%           1.3%           2%             1.5%
Expected volatility..................  36.5%          29.5%          21%            42.6%
Risk-free interest rate..............  5.7% to 6.8%   4.4% to 5.7%   5.3% to 6.5%   5.5%
Expected life........................  3 to 6 years   3 to 6 years   3 to 5 years   7.7 years

Summary information about the Company's stock options outstanding at June 30, 2000 is as follows (number of shares in thousands):

      RANGE OF                        WEIGHTED AVERAGE
      EXERCISE          OUTSTANDING     CONTRACTUAL      WEIGHTED AVERAGE   EXERCISABLE   WEIGHTED AVERAGE
        PRICE           AT 6/30/00    PERIODS IN YEARS    EXERCISE PRICE    AT 6/30/00     EXERCISE PRICE
---------------------   -----------   ----------------   ----------------   -----------   ----------------
            $ 9 - $20       4,621           3.7                $16             4,621            $16
             21 -  32       2,004           6.2                 23             2,001             23
             32 -  44       4,465           9.0                 37             1,021             37
             44 -  55         590           9.0                 52                40             48
             56 -  67       3,382           8.9                 66                 4             59
---------------------      ------           ---                ---             -----            ---
            $ 9 - $67      15,062           8.0                $36             7,687            $21
=====================      ======           ===                ===             =====            ===

                               THE CLOROX COMPANY

           (MILLIONS OF DOLLARS, EXCEPT SHARE AND PER-SHARE AMOUNTS)

13. LEASES

The Company leases transportation equipment and various manufacturing, warehousing and office facilities. Most leases are classified as operating leases and will expire over the next 16 years. Future total minimum lease payments are $59, and do not exceed $19 in any one year. Rental expense was $49 in 2000, $36 in 1999 and $40 in 1998.

Space not occupied by the Company in its headquarters building is let to other tenants under operating leases expiring by 2008. Future minimum rentals to be received total $4 and do not exceed $2 in any one year.

14. OTHER (INCOME) EXPENSE, NET

The major components are:

                                                             2000       1999       1998
                                                           --------   --------   --------
Amortization of intangibles..............................    $ 55       $ 61       $ 57
Equity in earnings of affiliates.........................     (16)       (21)       (17)
Interest income..........................................     (10)        (7)        (5)
Royalty income...........................................      (6)        (7)       (11)
Other, net...............................................       1         (2)       (14)
                                                             ----       ----       ----
Total....................................................    $ 24       $ 24       $ 10
                                                             ====       ====       ====

15. INCOME TAXES

The provision for income taxes is:

                                                            2000       1999       1998
                                                          --------   --------   --------
Current
  Federal...............................................    $193       $175       $119
  State.................................................      25         25         16
  Foreign...............................................      25         13         19
                                                            ----       ----       ----
Total current...........................................     243        213        154
                                                            ----       ----       ----

Deferred
  Federal...............................................     (11)       (26)        43
  State.................................................       -         (2)         7
  Foreign...............................................      (4)        (1)         2
                                                            ----       ----       ----
Total deferred..........................................     (15)       (29)        52
                                                            ----       ----       ----
Total...................................................    $228       $184       $206
                                                            ====       ====       ====

The effective income tax rates were 36.7%, 42.8% and 37.1% in 2000, 1999 and 1998, respectively. The primary differences between the U.S. statutory rate of 35% and the effective tax rate in each year are due to state income taxes, net of federal benefits, of 2.7%, 3% and 2.9%, in 2000, 1999 and 1998, respectively, and merger-related and restructuring costs of 5.9% in 1999.

                               THE CLOROX COMPANY

           (MILLIONS OF DOLLARS, EXCEPT SHARE AND PER-SHARE AMOUNTS)

15. INCOME TAXES (CONTINUED)
Undistributed earnings of foreign subsidiaries that are considered to be reinvested indefinitely totaled $163 at June 30, 2000.

The net deferred income tax assets (liabilities), both current and non-current at June 30, result from the tax effects of the following temporary differences:

                                                                2000       1999
                                                              --------   --------
Amortization and depreciation...............................   $(183)     $(190)
Safe harbor lease agreements................................     (16)       (18)
Unremitted foreign earnings.................................     (37)       (41)
Post employment benefits....................................      29         36
Merger related and restructuring costs......................      24         20
Income previously recorded for book purposes................     (19)       (13)
Other.......................................................       3         (5)
                                                               -----      -----
Deferred tax liabilities -- Net.............................   $(199)     $(211)
                                                               =====      =====

16. EMPLOYEE BENEFIT PLANS

RETIREMENT INCOME PLANS

The Company has defined benefit pension plans for substantially all its domestic employees and certain of its international subsidiaries. Benefits are based on either employee years of service and compensation or a stated dollar amount per year of service. The Company is the sole contributor to the plans in amounts deemed necessary to provide benefits and to the extent deductible for federal income tax purposes. Assets of the plans consist primarily of stocks and bonds.

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for those pension plans with accumulated benefit obligations in excess of plan assets were $35, $28 and $27, respectively, as of June 30, 2000 and $2, $1 and $0, respectively, as of June 30, 1999.

The $1 curtailment gain in 2000 relates to the closure of certain facilities associated with the First Brands merger. The $7 cost of special termination benefits in 1999 relates to termination benefits related to the First Brands merger.

RETIREMENT HEALTH CARE

The Company provides certain health care benefits for employees who meet age, participation and length of service requirements at retirement. The plans pay stated percentages of covered expenses after annual deductibles have been met. Benefits paid take into consideration payments by Medicare. The plans are unfunded and the Company has the right to modify or terminate certain of these plans.

The assumed health care cost trend rate used in measuring the accumulated post-retirement benefit obligation ("APBO") was 9% for years 2000 and 2001. These rates were assumed to gradually decrease to 6% for 2003 and remain at that level for years thereafter. Changes in these rates can have a significant effect on amounts reported. A one percentage point increase in the trend rates would increase the June 30,

                               THE CLOROX COMPANY

           (MILLIONS OF DOLLARS, EXCEPT SHARE AND PER-SHARE AMOUNTS)

16. EMPLOYEE BENEFIT PLANS (CONTINUED)
2000 APBO by $8 and increase expense in 2000 by $2. The discount rate used to determine the APBO was 8.25%.

Summarized information for the Company's retirement income and retirement health care plans are as follows:

                                                                                        RETIREMENT
                                                      RETIREMENT INCOME PLANS          HEALTH CARE
                                                     --------------------------   ----------------------
                                                        2000           1999         2000          1999
                                                     -----------   ------------   --------      --------
Change in benefit obligations
  Benefit obligation at beginning of year..........     $247           $267         $ 77          $ 73
  Service cost.....................................       10             12            3             3
  Interest cost....................................       19             19            5             5
  Plan amendments..................................        -             (9)           -             -
  Reduction in prior service cost due to
    remeasurement..................................        2             (1)           -             -
  Actuarial (gain)/loss............................       (6)           (21)          (2)            -
  Benefits paid....................................      (20)           (27)          (4)           (4)
  Special termination benefits.....................        -              7            -             -
                                                        ----           ----         ----          ----
  Benefit obligation at end of year................      252            247           79            77

Change in plan assets
  Fair value of assets at beginning of year........      324            307            -             -
  Actual return on plan assets.....................       23             36            -             -
  Employer contribution............................        -              8            4             4
  Benefits paid....................................      (21)           (27)          (4)           (4)
  Effect of foreign currency changes...............        -              -            -             -
                                                        ----           ----         ----          ----
  Fair value of plan assets at end of year.........      326            324            -             -
  Funded (unfunded) status.........................       74             77          (79)          (77)
  Unrecognized transition obligation/(asset).......        -             (2)           7             7
  Unrecognized prior service cost..................       (9)           (14)           2             2
  Unrecognized (gain)/loss.........................      (49)           (54)          (8)           (7)
                                                        ----           ----         ----          ----
  Prepaid/(accrued) benefit cost...................     $ 16           $  7         $(78)         $(75)
                                                        ====           ====         ====          ====
Amount recognized in the balance sheets consists
  of:
  Prepaid benefit cost.............................     $ 31           $ 25         $  -          $  -
  Accrued benefit liability........................      (15)           (18)         (78)          (75)
  Accumulated other comprehensive income...........        -              -            -             -
                                                        ----           ----         ----          ----
  Net amount recognized............................     $ 16           $  7         $(78)         $(75)
                                                        ====           ====         ====          ====

                                                        2000           1999         2000          1999
                                                     -----------   ------------   --------      --------
Weighted average assumptions as of June 30:
  Discount rate....................................  6% to 8.25%   6% to 7.75%      8.25%         7.75%
  Rate of compensation increase....................  3% to 8.25%   3% to 7%          N/A           N/A
  Expected return on plan assets...................  7% to 9.5%    7% to 9.5%        N/A           N/A

                               THE CLOROX COMPANY

           (MILLIONS OF DOLLARS, EXCEPT SHARE AND PER-SHARE AMOUNTS)

16. EMPLOYEE BENEFIT PLANS (CONTINUED)

                                                                    RETIREMENT                       RETIREMENT
                                                                   INCOME PLANS                     HEALTH CARE
                                                          ------------------------------   ------------------------------
                                                            2000       1999       1998       2000       1999       1998
                                                          --------   --------   --------   --------   --------   --------
Components of net periodic benefit cost
  Service cost..........................................    $ 10       $ 12       $ 10       $ 3        $ 3        $ 3
  Employee contributions................................       -          -          -         -          -          -
  Interest cost.........................................      19         19         18         5          5          5
  Expected return on plan assets........................     (30)       (26)       (23)        -          -          -
  Amortization of unrecognized items
    Transition obligation/(asset).......................      (2)        (2)        (2)        1          1          1
    Prior service cost..................................      (1)         -         (1)        -          -          -
    Net (gain)/loss.....................................      (3)         3          -        (1)         -         (1)
                                                            ----       ----       ----       ---        ---        ---
  Total net periodic benefit cost (income)..............      (7)         6          2         8          9          8
  Termination benefits and curtailment (gains)/
    losses..............................................      (1)         1         (1)        -          1          -
  Termination benefits related to First Brands merger...       -          6          -         -          -          -
                                                            ----       ----       ----       ---        ---        ---
  Total expense (income)................................    $ (8)      $ 13       $  1       $ 8        $10        $ 8
                                                            ====       ====       ====       ===        ===        ===

The expenses of employee termination related to the First Brands merger were charged to merger, restructuring and asset impairment costs. The Company has defined contribution plans for most of its domestic employees not covered by collective bargaining agreements. Cost is based on the Company's profitability and on participants' deferrals. The aggregate cost of the defined contribution plans was $16 in 2000, $21 in 1999 and $26 in 1998.

17. INDUSTRY SEGMENT INFORMATION

Information regarding the Company's operating segments is shown below. Each segment is individually managed with separate operating results that are reviewed regularly by the chief operating decision maker. The operating segments include:

    - U. S. Household Products and Canada: Includes cleaning, bleach and other home care products, and water filtration products, and all products marketed in Canada.

    - U. S. Specialty Products: Includes charcoal, automotive care, cat litter, insecticides, food products, professional products and the food storage and disposal categories.

    - International Operations: Includes operations outside the United States and Canada.

    - Corporate, Interest and Other: Includes certain non-allocated administrative costs, goodwill amortization, interest income, interest expense, merger-related costs, and other income and expense. Corporate assets include cash, marketable securities, the Company's headquarters and research and development facilities.

                               THE CLOROX COMPANY

           (MILLIONS OF DOLLARS, EXCEPT SHARE AND PER-SHARE AMOUNTS)

17. INDUSTRY SEGMENT INFORMATION (CONTINUED)
The following table represents operating segment information. Operating segment information for years ending June 30, 1999 and June 30, 1998 has been restated to reflect the Company's current organizational structure and management responsibilities.

                                                     U.S. HOUSEHOLD     U.S.                      CORPORATE
                                           FISCAL     PRODUCTS AND    SPECIALTY                   INTEREST &    TOTAL
                                            YEAR         CANADA       PRODUCTS    INTERNATIONAL     OTHER      COMPANY
                                          --------   --------------   ---------   -------------   ----------   --------
Net Sales...............................    2000         $1,629        $1,826         $ 628             -       $4,083
                                            1999          1,545         1,856           602             -        4,003
                                            1998          1,489         1,796           613             -        3,898

Earnings before Tax.....................    2000            500           506            81         $(465)         622
                                            1999            510           461            60          (601)         430
                                            1998            454           431           101          (430)         556

Identifiable Assets.....................    2000          1,048         1,510         1,037           758        4,353
                                            1999          1,322         1,220           922           668        4,132
                                            1998          1,267         1,138           950           710        4,065

Capital Spending........................    2000             49            52            21            36          158
                                            1999             59            64            23            30          176
                                            1998             36            99            29            26          190

Depreciation and Amortization...........    2000             48            69            36            48          201
                                            1999             45            68            38            51          202
                                            1998             46            61            37            38          182

Interest Expense........................    2000              -             -             -            98           98
                                            1999              -             -             -            97           97
                                            1998              -             -             -           104          104

Sales to the Company's largest customer, Wal-Mart Stores, Inc. and its affiliates, were 18%, 18% and 15% of consolidated net sales in 2000, 1999 and 1998, respectively.

18. COMMITMENTS AND CONTINGENT LIABILITIES

The Company has obligations to certain suppliers to purchase raw materials, at various prices for estimated annual requirements for periods through September 2010. Estimated purchase commitments based on estimated annual requirements and current market prices are no greater than $6 in any year for the next five years.

The Company is subject to various lawsuits and claims, which include contract disputes, environmental issues, product liability, patent and trademark matters, advertising and taxes. Although the results of litigation cannot be predicted with certainty, it is the opinion of management, after consultation with counsel, that the ultimate disposition of these matters, to the extent not previously provided for, will not have a material adverse effect, individually or in the aggregate, on the Company's consolidated financial statements taken as a whole.

                               THE CLOROX COMPANY

           (MILLIONS OF DOLLARS, EXCEPT SHARE AND PER-SHARE AMOUNTS)

19. EARNINGS PER SHARE

A reconciliation of the weighted average number of shares outstanding (in thousands) used to calculate basic and diluted earnings per share is as follows:

                                                     2000       1999       1998
                                                   --------   --------   --------
Basic............................................  236,108    235,364    234,666
Stock options and other..........................    3,506      4,638      4,874
                                                   -------    -------    -------
Diluted..........................................  239,614    240,002    239,540
                                                   =======    =======    =======

              RESPONSIBILITY FOR CONSOLIDATED FINANCIAL STATEMENTS

The Company's management is responsible for the integrity and objectivity of the above financial statements. In fulfilling this responsibility, management maintains an effective system of internal accounting controls and supports a comprehensive internal audit program.

The Board of Directors has an Audit Committee consisting of independent directors. The Audit Committee meets regularly with management, internal auditors and Deloitte & Touche LLP, independent auditors. Deloitte & Touche LLP and the internal auditors have full authority to meet with the Audit Committee, either with or without management representatives present.

Deloitte & Touche LLP have completed their audit of the accompanying consolidated financial statements. Their report appears below.

                          INDEPENDENT AUDITORS' REPORT

The Stockholders and Board of Directors of The Clorox Company:

We have audited the accompanying consolidated balance sheets of The Clorox Company and its subsidiaries (the "Company") as of June 30, 2000 and 1999, and the related consolidated statements of earnings, stockholders' equity and cash flows for the years ended June 30, 2000, 1999 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements give retroactive effect to the merger of the Company and First Brands Corporation, which has been accounted for as a pooling of interests as described in Note 1 to the consolidated financial statements. We did not audit the statements of earnings, stockholders' equity and cash flows of First Brands Corporation for the year ended June 30, 1998, which statements reflect total revenues of $1,203,670,000 and net income of $45,408,000. These statements were audited by other auditors whose report (which contains an explanatory paragraph as to the change in accounting principle described in Note 1 to the consolidated financial statements) has been furnished to us, and our opinion, insofar as it relates to the amounts included for First Brands Corporation for 1998, is based solely on the report of such other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors referred to above provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors referred to above, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company at June 30, 2000 and 1999, and the results of its operations and its cash flows for the years ended June 30, 2000, 1999, and 1998 in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Oakland, California
August 25, 2000

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
of First Brands Corporation:

We have audited the accompanying consolidated statements of income, stockholders' equity, and cash flows of First Brands Corporation and subsidiaries for the year ended June 30, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and the cash flows of First Brands Corporation and subsidiaries for the year ended June 30, 1998, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for business process re-engineering costs effective October 1, 1997.

/s/ KPMG LLP
KPMG LLP

New York, New York
August 6, 1998

QUARTERLY DATA
THE CLOROX COMPANY

                                              1ST               2ND               3RD                4TH
                                            QUARTER           QUARTER          QUARTER(2)        QUARTER(2)            YEAR
---------------------------------------------------------------------------------------------------------------------------------
IN MILLIONS, EXCEPT PER-SHARE AMOUNTS.

Year ended June 30, 2000
  Net Sales...........................  $  942            $  954            $ 1,034            $ 1,153           $ 4,083
  Cost of Products Sold...............     517               535                573                625             2,250
  Net Earnings........................      87                76                106                125               394

Per Common Share (1)
  Net Earnings
    Basic.............................  $ 0.37            $ 0.32            $  0.45            $  0.53           $  1.67
    Diluted...........................    0.36              0.32               0.44               0.52              1.64
  Dividends...........................    0.20              0.20               0.20               0.20              0.80
  Market Price (NYSE)
    High..............................      58 1/4            56                 56 3/8             47                58 1/4
    Low...............................      37 9/16           37 1/2             29 1/16            32 3/8            29 1/16
    Year-end..........................                                                                                44 13/16

Year ended June 30, 1999
  Net Sales...........................  $  964            $  947            $   992            $ 1,100           $ 4,003
  Cost of Products Sold(3)............     519               517                533                612             2,181
  Net Earnings........................     100                74                 22                 50               246

Per Common Share(1)
  Net Earnings
    Basic.............................  $ 0.42            $ 0.32            $  0.09            $  0.21           $  1.05
    Diluted...........................    0.42              0.31               0.09               0.21              1.03
  Dividends...........................    0.17              0.18               0.18               0.18              0.71
  Market Price (NYSE)
    High..............................      55 15/16          58 11/16           66 15/32           62 7/8            66 15/32
    Low...............................      39 11/16          40                 53 29/32           46 1/4            39 11/16
    Year-end..........................                                                                                53 13/32

---------

(1) Due to rounding, EPS for the year may not equal the sum of the quarterly
    EPS.

(2) Net earnings for the fourth quarter of 2000 include Asia restructuring costs. Net earnings for the third and fourth quarters of 1999 include the effect of significant merger, restructuring, and asset impairment costs.

(3) Delivery costs, previously reported as part of selling, delivery and administration, are now included in cost of products sold. Selling, delivery and administration expense and cost of products sold for prior periods have been restated to conform to the current presentation.

FIVE-YEAR FINANCIAL SUMMARY
THE CLOROX COMPANY

YEARS ENDED JUNE 30                                 2000      1999      1998      1997      1996
------------------------------------------------------------------------------------------------
IN MILLIONS, EXCEPT SHARE AND PER-SHARE DATA.

OPERATIONS
  Net sales....................................  $ 4,083   $ 4,003   $ 3,898   $ 3,623   $ 3,265
                                                 -------   -------   -------   -------   -------
  Percent change...............................      2.0       2.7       7.6      11.0       9.0
                                                 -------   -------   -------   -------   -------
  Cost of products sold(1).....................    2,250     2,181     2,124     1,976     1,817
  Operating expenses(1)........................    1,053     1,091     1,101     1,045       893
  Other........................................      122       121       114        84        76
  Merger, restructuring and asset impairment...       36       180         3        19         -
                                                 -------   -------   -------   -------   -------
  Total costs and expenses.....................    3,461     3,573     3,342     3,124     2,786
                                                 -------   -------   -------   -------   -------
  Earnings before income taxes and cumulative
    effect of change in accounting principle...      622       430       556       499       479
  Income taxes.................................      228       184       206       199       192
                                                 -------   -------   -------   -------   -------
  Earnings before cumulative effect of change
    in accounting principle....................      394       246       350       300       287
  Cumulative effect of change in accounting
    principle..................................        -         -        (7)        -         -
                                                 -------   -------   -------   -------   -------
  Net earnings.................................  $   394   $   246   $   343   $   300   $   287
                                                 =======   =======   =======   =======   =======
Percent change.................................     60.2     (28.3)     14.3       4.5      19.6

COMMON STOCK

  Weighted average shares outstanding (in
    thousands)
    Basic......................................  236,108   235,364   234,666   235,042   236,818
    Diluted....................................  239,614   240,002   239,540   239,346   239,746
  Net earnings per common share
    Basic......................................  $  1.67   $  1.05   $  1.46   $  1.27   $  1.21
    Diluted....................................     1.64      1.03      1.43      1.25      1.20
  Dividends per common share...................     0.80      0.71      0.63      0.56      0.51
  Stockholders' equity per common share at end
    of year....................................     7.62      6.67      6.32      6.10      5.74

OTHER DATA
  Property, plant and equipment -- Net.........    1,079     1,054     1,016       948       871
  Property additions...........................      158       176       190       161       137
  Long-term debt...............................      590       702       704       946       556
  Percent return on net sales..................      9.6       6.1       8.8       8.3       8.8
  Total assets.................................    4,353     4,132     4,065     3,799     3,017
  Stockholders' equity.........................    1,794     1,570     1,473     1,430     1,349
  Percent return on average stockholders'
    equity.....................................     23.4      16.1      23.9      21.7      21.9

---------

(1) Delivery costs, previously included above in operating expense, are now included in cost of products sold. Prior period amounts have been reclassified to conform to the current period presentation.

P R O X Y

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CLOROX
COMPANY

The undersigned, whose signature appears on the reverse, hereby appoints G. C. SULLIVAN, P. D. BEWLEY and K. M. ROSE, and each of them, proxies with full power of substitution for and in the name of the undersigned to vote all the shares of Common Stock of The Clorox Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on November 15, 2000, and at any and all adjournments thereof, on all matters that may properly come before the meeting.

Your shares will be voted as directed on this card. If signed and no direction is given for any item, it will be voted in favor of Items 1 and 2.

To vote by telephone or Internet, please see the reverse of this card. To vote by mail, please sign and date this card on the reverse, tear off at the perforation, and mail promptly in the enclosed postage-paid envelope.

If you have any comments or a change of address, MARK THE APPROPRIATE BOX ON THE REVERSE SIDE and use the following space:

----------------------------------------------------------------------------

----------------------------------------------------------------------------

----------------------------------------------------------------------------
YOUR VOTE IS IMPORTANT. BY RETURNING YOUR VOTING INSTRUCTIONS PROMPTLY, YOU CAN AVOID THE INCONVENIENCE OF RECEIVING FOLLOW-UP MAILINGS PLUS HELP THE COMPANY AVOID ADDITIONAL EXPENSES.


- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
DETACH PROXY CARD HERE IF YOU ARE VOTING BY MAIL AND RETURN IN ENCLOSED ENVELOPE

CLOROX HAS EXPANDED THE SERVICES AVAILABLE ON OUR SHAREHOLDER DIRECT LINE.

Call 1-888-CLX-NYSE (1-888-259-6973) to access our expanded Clorox Shareholder Direct Services. Use the menu below to navigate through the options available to you:


Press 1        Delayed Stock Quote
Press 2        Dividend/Earnings Information
Press 3        News Releases
Press 4        Printed Materials Requests
                  Press 1 to request faxed press releases
                  Press 2 to request a mailed copy of available printed
                    materials
Press 5        Shareholder Services
                  Press 1 to reach our transfer agent
                  Press 2 to reach Clorox Investor Relations
Press 6        Frequently Asked Questions

Log onto our web site at www.clorox.com/investors to view many of these same items online or to request mailed materials. You can even sign up for our news by email service.

                               [CLOROX LOGO]

/x/ PLEASE MARK CHOICES IN BLUE OR BLACK INK AS IN THIS SAMPLE.          0129

The Board of Directors unanimously recommends a vote FOR the election of the nominees for director and FOR proposal 2.

NOMINEES
--------

01 Daniel Boggan, Jr.   05 Juergen Manchot        09 Lary R. Scott
02 Elaine L. Chao       06 Robert W. Matschullat  10 G. Craig Sullivan
03 Tully M. Friedman    07 Dean O. Morton         11 C. A. (Al) Wolfe
04 Christoph Henkel     08 Klaus Morwind

                                            FOR             WITHHELD
1. Election of Directors                    / /             / /
   (See list to the left.)

For, except vote withheld from the following nominee(s):

--------------------------------------------------------

                                            FOR      AGAINST   ABSTAIN
2. Proposal to ratify the selection         / /      / /       / /
   of Deloitte & Touche LLP, certified
   public accountants, for the fiscal
   year ending June 30, 2001.


   Check this box if you have comments      / /
   or a change of address and use the back
   of this card.

   Check this box if you wish to attend and / / vote at the meeting.

SIGNATURE(S)                                                DATE
            ------------------------------------------------    --------------

NOTE: Your signature should conform with your name as printed above. If signing as attorney, executor, administrator, trustee or guardian, please give your full title. If stock is owned by a partnership or corporation, please indicate your capacity in signing the proxy. If stock is held in joint partnership, all co-owners must sign. Please sign, date and return promptly.

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
DETACH PROXY CARD HERE IF YOU ARE VOTING BY MAIL AND RETURN IN ENCLOSED
ENVELOPE


        THE CLOROX COMPANY - ANNUAL MEETING - NOVEMBER 15, 2000

               CLOROX OFFERS PHONE OR INTERNET VOTING
                    24 hours a day, 7 days a week

ON A TOUCH-TONE PHONE, CALL TOLL-FREE 1-877-779-8683 (OUTSIDE THE UNITED STATES, CANADA, PUERTO RICO AND THE U.S. VIRGIN ISLANDS, CALL 201-536-8073). YOU WILL BE PROMPTED FOR THE FOLLOWING:

- Enter the last four digits from your Social Security number.

- Enter the control number from the box above, just below the perforation.

-       You will then have two options:

        OPTION 1: To vote as the Board of Directors recommends on both proposals; or

        OPTION 2: To vote on each proposal separately.

-       Your vote will be repeated to you and you will be asked to confirm it.

LOG ONTO THE INTERNET AND TYPE: WWW.EPROXYVOTE.COM/CLX

-       Have your proxy card ready and follow the instructions.

-       You will be able to elect to receive future mailings via the Internet.

Your electronic vote authorizes the proxies named on the reverse of this card to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.

 IF YOU HAVE VOTED BY PHONE OR INTERNET, PLEASE DO NOT RETURN THE PROXY CARD.

                              THANK YOU FOR VOTING!

                                  [CLOROX LOGO]